Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
between
VITOL SOLAR I LLC,
as Seller,
and
ALTUS POWER, LLC,
as Buyer,
Dated as of January 31, 2024

121492392.17 0059717-00039

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1
Section 1.1 Certain Definitions	1
Section 1.2 Construction	14
ARTICLE II PURCHASE AND SALE OF THE Target COMPANY INTERESTS	15
Section 2.1 Purchase and Sale of the Target Company Interests	15
Section 2.2 Closing	15
Section 2.3 Transactions to be Effected at the Closing	15
Section 2.4 Purchase Price Adjustments	16
Section 2.5 Purchase Price Allocation	28
Section 2.6 Transfer Taxes	19
Section 2.7 Tax Withholding	19
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER	19
Section 3.1 Title to the Target Company Interests	19
Section 3.2 Authority to Execute and Perform Agreement	20
Section 3.3 Litigation	20
Section 3.4 No Conflict	20
Section 3.5 No Bankruptcy	21
Section 3.6 Solvency	21
Section 3.7 Tax Matters	21
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET GROUP COMPANIES	21
Section 4.1 Due Organization; Qualification	21
Section 4.2 Business	22
Section 4.3 Equity Interests	22
Section 4.4 Financial Statements	22
Section 4.5 Indebtedness	22
Section 4.6 Absence of Certain Changes	22
Section 4.7 Absence of Liabilities	23
Section 4.8 Tax Matters	23
Section 4.9 Compliance with Laws	25
Section 4.10 Permits	26
Section 4.11 Incentives	26
Section 4.12 Energy Regulatory	27
Section 4.13 Environmental Compliance	27
Section 4.14 No Breach	27
Section 4.15 Contracts	28
Section 4.16 Property	29
Section 4.17 Intellectual Property	30
Section 4.18 Litigation	30
i

SCHEDULES

Schedule A    Target Companies and Projects
Schedule B    Sample Closing Statement

DISCLOSURE SCHEDULES
Seller Disclosure Schedules
Buyer Disclosure Schedules
EXHIBITS
Exhibit A    Form of Assignment of Interests
Exhibit B    Form of Lease Agreement
Exhibit C    Form of Asset Management Agreement
Exhibit D    Forms of Resi PPAs
Exhibit E    Forms of Estoppels
Exhibit F    Specified Indemnities

MEMBERSHIP INTEREST PURCHASE AGREEMENT
(Operating Projects)
This Membership Interest Purchase Agreement is entered into as of January 31, 2024 (the “Effective Date”), by and between Vitol Solar I LLC, a Delaware limited liability company (“Seller”), and Altus Power, LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is individually referred to herein as a “Party”, and, collectively, as the “Parties”.
W I T N E S E T H :
WHEREAS, Seller is the sole beneficial and record owner of (a) all of the outstanding membership interests in each of the target entities identified on Part 1 of Schedule A (the “Wholly-Owned Target Companies”) and (b) all of the outstanding Class B Units in the entity identified on Part 2 of Schedule A (the “Partially-Owned Target Company” and together with the Wholly-Owned Target Companies, the “Target Companies”) (the membership interests and units described in (a) and (b) collectively, the “Target Company Interests”).
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Target Company Interests, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“2023 Financial Statements” has the meaning set forth in Section 6.12(d).
“Accounts Receivable” means (i) all amounts that have been invoiced by the Target Group Companies which have not been collected by the Target Group Companies as of the effective time of the Closing as provided in Section 2.2, but excluding any such amounts that are not collected within one hundred twenty (120) days after the date of the applicable invoice and (ii) any unbilled revenue generated in the three (3) months prior to the month in which the Closing occurs that has not been collected by the Target Group Companies as of the effective time of the Closing as provided in Section 2.2 and is associated with electricity generated by a Project through such effective time, but excluding any such revenue that is not collected within one hundred twenty (120) days after the date that such revenue is first invoiced. Notwithstanding the foregoing, the term “Accounts Receivable” shall not include any of the Designated Receivables.
“Action” means any action, suit, proceeding, demand or investigation by or before any Governmental Authority or arbitrator.
“Adjustment Statement” has the meaning set forth in Section 2.4(b).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Contract” means any Contract between Seller or any of its Affiliates other than a Target Group Company, on the one hand, and any Target Group Company, on the other hand.
“Agreement” means this Membership Interest Purchase Agreement, including all Exhibits and Schedules hereto (including the Seller Disclosure Schedules and the Buyer Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Allocation Schedule” has the meaning set forth in Section 2.5.
“Annual Financial Statements” has the meaning set forth in Section 4.4.
“Anti-Corruption Laws” has the meaning set forth in Section 4.9(c).
“Asset Management Agreement” means that certain Master Asset Management Agreement between Buyer, as asset manager, and Vitol Solar DG Holdings LLC, as customer.
“Assignment of Interests” means the Assignment of Interests to be entered into by and between Buyer and Seller as of the Closing Date, substantially in the form of Exhibit A.
“Basket Amount” has the meaning set forth in Section 8.5(b).
“Base Purchase Price” has the meaning set forth in Section 2.1.
“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, or other agreement or arrangement providing for employee remuneration or benefits, including a multiemployer plan, as that term is defined in Section 4001(a)(3) of ERISA.
“Books and Records” means, with respect to a Target Group Company, all files, documents, instruments, papers, books and records (or portions thereof) related to the ownership, operation, business or condition of each Target Group Company and of Seller and its Affiliates that specifically relate to such Target Group Company or the Project(s) owned by such Target Group Company, including, where applicable, financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, minute books, change orders applicable to such Target Group Company issued under the applicable EPC Contract, membership interest certificates and books, membership interest transfer ledgers, Contracts, Permits, Governmental Orders, governmental authorizations, computer files and programs, retrieval programs, operating data, Common Energy reports and plans and environmental studies and plans, if any.
“Business Assets” has the meaning set forth in Section 4.21.
“Business Day” means any day other than Saturday, Sunday or any other day on which banks in New York, New York are authorized or required to be closed.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Consents and Notices” has the meaning set forth in Section 5.3(b).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Seller on the date hereof and attached hereto.
“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.1 (Due Formation and Authority), Section 5.2 (Authority to Execute and Perform Agreement), Section 5.3 (No Conflict) and Section 5.4 (Brokers).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Buyer Released Claims” has the meaning set forth in Section 8.6(b).
“Buyer Releasors” has the meaning set forth in Section 8.6(b).
“Cash” means all cash, cash equivalents and cash deposits of the Target Group Companies, net of issued but uncleared checks and drafts and without duplication of any amounts included in the calculation of Closing Working Capital or Qualifying Net Income.
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Class B Units” has the meaning set forth in the Governing Documents of the Partially-Owned Target Company.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” means the date the Closing occurs pursuant to Section 2.2.
“Closing Working Capital” means, as of 12:01 a.m. (Eastern time) on the Closing Date, (i) the aggregate amount of Current Assets less (ii) the aggregate amount of Current Liabilities, prepared in accordance with the Sample Closing Statement.
“Closing Working Capital Adjustment Amount” means an amount equal to the difference (which may be positive or negative) between (a) the Closing Working Capital less (b) the Target Closing Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Condemnation” means any taking of the Real Property in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation or any temporary condemnation or confiscation of the use or occupancy of the Real Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Consents” means consents (including of Governmental Authorities), approvals, exemptions, waivers, authorizations, orders, filings, registrations and notifications.
“Contract” means any written or oral agreement, contract, subcontract, lease, sublease, easement, deed, license, sublicense, option to lease, option to purchase, evidence of indebtedness, mortgage, or other legally binding commitment, arrangement, undertaking or understanding.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.
“Current Assets” means an amount equal to the sum of Cash, Accounts Receivable, Prepaid Expenses and (to the extent mutually agreed by the Parties) inventories and other current assets (excluding any Tax assets) of the Target Group Companies on a consolidated basis, as determined in accordance with the classifications and line items shown on the Sample Closing Statement.
“Current Liabilities” means an amount equal to the sum of (i) any costs and expenses (including any Tax liabilities) incurred by and invoiced to any Target Group Company during or in respect of any period prior to the Closing Date which remain unpaid as of the Closing Date and (ii) any costs and expenses (including any Tax liabilities) of any Target Group Company incurred during or in respect of any period prior to the Closing Date which have not been invoiced and remain unpaid as of the Closing Date, in the case of either (i) or (ii) as determined in accordance with the classifications and line items shown on the Sample Closing Statement; provided that for purposes of this Agreement, Current Liabilities shall not include (x) any costs incurred by Buyer as a result of or in connection with the transactions contemplated by this Agreement or (y) any costs or expenses of the Target Group Companies relating to or associated with any period following the effective time of the Closing as provided in Section 2.2.
“Designated Receivables” has the meaning set forth in Section 6.14.
“Disqualified Entity” means any “tax-exempt entity” as that term is defined in Section 168(h) of the Code, including the United States, any state or political subdivision thereof, or any agency or instrumentality of any of the foregoing; any organization exempt from federal income tax; any foreign person or entity, such that the Project would be classified as tax-exempt use property (within the meaning of Section 168(h) of the Code). A Disqualified Person includes a Person who is (a) a Federal, state or local government, including any political subdivision, agency or instrumentality thereof, (b) an organization that is described in Section 501(c) of the Code and is exempt from tax under Section 501(a) of the Code, or (c) any partnership or other pass- through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(b) or is treated as a tax-exempt entity under Section 168(h) of the Code; provided, that if any indirect owner of a Party that is a Person described in clauses (a) – (c) owns its indirect interest through a subchapter C corporation (as defined in the Code) that has filed an election under Section 168(h)(6) of the Code, then such Person will not be deemed to be a Disqualified Person.
“Due Diligence Materials” means those documents and materials made available to Buyer, its Affiliates and their Representatives not less than two (2) Business Days prior to the date hereof in the Electronic Data Room regarding the Target Group Companies and any written questions and answers exchanged between Buyer and its Affiliates and Seller and its Affiliates prior to the date hereof with respect thereto.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Electronic Data Room” means the Box.com website established by or on behalf of Seller in the folder named “VC Renewables DG Portfolio.”
“Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Environmental Law” means any applicable Law, including provisions of common law, relating to the regulation or protection of the environment, natural resources, historic, biological or cultural resources, conservation, human health or safety, including, without limitation, any applicable Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, soil, surface water, ground water, wetlands, structures and improvements, land or subsurface strata), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or cleanup of Hazardous Materials. “Environmental Laws” include, without limitation, the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. §9601 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., 14 C.F.R. Part 77 and any similar or implementing federal, state or local law.
“EPC Contract” means the engineering, procurement and construction Contract pursuant to which each Project has been constructed.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with a Target Group Company, would be deemed a “single employer” or in a “controlled group” within the meaning of 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital Adjustment Amount” means an amount equal to the difference (which may be positive or negative) between (a) the Estimated Closing Working Capital less (b) the Target Closing Working Capital.
“Estimated Qualifying Net Income” has the meaning set forth in Section 2.4(a).
“Estimated Target Group Company Transaction Expenses” has the meaning set forth in Section 2.4(a).
“Fee Simple Projects” means the East Fishkill, Greenbush, Greenport and Kinderhook Projects, in each case as identified on Schedule A.
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Final Closing Working Capital” has the meaning set forth in Section 2.4(e).
“Final Qualifying Net Income” has the meaning set forth in Section 2.4(e).
“Final Target Group Company Transaction Expenses” has the meaning set forth in Section 2.4(e).
“Financial Statements” has the meaning set forth in Section 4.4.
“FPA” means the Federal Power Act, and FERC’s implementing rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect at any applicable time.
“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, and any non-governmental body, in each case with competent jurisdiction; provided, however, that any entity acting in its capacity as a contractual counterparty to a Material Contract of any of the Target Group Companies shall not when acting in such capacity be deemed to be a “Governmental Authority” within the meaning of this definition.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“Hazardous Material” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, generation, handling, transportation, disposal, release or cleanup of which is in any way governed by or subject to any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness for borrowed money (including accrued and unpaid interest payable in connection therewith), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect against fluctuations in interest rates or currency fluctuations, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other Current Liabilities, (e) any obligations as lessee under capitalized leases (which shall not include legacy operating leases coming on balance sheet in connection with adopting Accounting Standard ( Topic 842)); (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
“Indemnified Party” has the meaning set forth in Section 8.4(a).
“Indemnifying Party” has the meaning set forth in Section 8.4(a).
“Independent Expert” has the meaning set forth in Section 2.4(d).

“Inputs Workbook” means that certain Excel file titled “DG Portfolio Asset Summary (2023.10.17)” shared between the Parties prior to the Effective Date.
“Insurance Policies” has the meaning set forth in Section 4.19.
“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents, patent applications, utility models, and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing and (d) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research.
“Interconnection Costs” means, with respect to a Project, the costs required to interconnect such Project to the interconnecting Utility, as the same may be required under the Project’s interconnection agreement, including the cost of on-site interconnection facilities, any transmission or distribution upgrades directly assigned to the Project under the interconnection agreement, the cost of any condition, solution, or transmission or distribution upgrade, along with the costs to the Project of building and installing the applicable distribution, transmission, and on-site interconnection facilities.
“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interest in such Person.
“Interim Financial Statements” has the meaning set forth in Section 4.4.
“Interim Period” has the meaning set forth in Section 6.1(a).
“Knowledge of Buyer” means the actual knowledge of each of Gregg Felton, Abhi Parmar, Ethan Cohen and Matthew Marlow after reasonable inquiry of the employees of Buyer or its Affiliates with supervisory authority regarding the matter that is qualified thereby.
“Knowledge of Seller” means the actual knowledge of each of David Munsky, Mike Cocchimiglio, David Velasco, Dylan Seff and Andrew de Pass after reasonable inquiry of the employees of Seller or its Affiliates with supervisory authority regarding the matter that is qualified thereby.
“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings of any Governmental Authority and all applicable Governmental Orders.
“Lease Agreement” means the Master Lease Agreement by and among Buyer, Vitol Solar DG Holdings LLC, as lessee, and each Project Company identified on the applicable Lease Supplement, substantially in the form of Exhibit B.
“Leased Real Property” means, individually or collectively as the context requires, any real estate interests leased by a Target Group Company.
“Liability” means any Indebtedness and any debt, deficiency, Tax, penalty, fine, expense of any kind or nature whatsoever, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means any lien, pledge, mortgage, hypothecation, deed of trust, security interest, claim, lease, license, charge, condition, equitable interest, option, right of first refusal, easement, encroachment, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Losses” has the meaning set forth in Section 8.2.
“Maryland RPS” means the Maryland Renewable Energy Portfolio Standard, MD. Public Utilities Code Ann. § 7-701 et seq., and implementing regulations promulgated with respect thereto.
“Material Adverse Effect” means any effect that is or would be reasonably likely to be, materially adverse to the condition (financial or otherwise), business, results of operations and Properties (including the Projects) of the Target Group Companies considered individually or in the aggregate, or on the ability of the Target Group Companies considered individually or in the aggregate to operate consistent with past practices, except that “Material Adverse Effect” shall not include changes, events, circumstances, conditions or effects that result from or are consequences of (a) any change in any Laws or any new Laws adopted by any Governmental Authority; (b) changes in regulatory or political conditions, including any acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (c) changes in national, regional, state or local electric transmission or distribution systems or the operation thereof; (d) any change in the financial, banking, credit or securities markets or any change in general national, regional or local economic or financial conditions; (e) changes in international, national, regional, state or local wholesale or retail markets for electric utility industries in general, including the demand for or market price of electricity, natural gas or other commodities; (f) natural disasters, calamities, “acts of God” or other “force majeure” events affecting national, regional, state or local matters; (g) the announcement of this Agreement and the transactions contemplated hereby; or (h) any action or omission of Seller or the Target Group Companies or any of their respective Affiliates taken as required by this Agreement or taken with the prior written consent, or at the prior written request, of Buyer; provided that any change, event, circumstance, condition or effect referred to in the preceding clauses (a) through (f) shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that it has a disproportionate effect on any Target Group Company compared to other unrelated entities in the solar photovoltaic power generation business.
“Material Contracts” has the meaning set forth in Section 4.15(a).
“Material Land Use Restriction” means any agreement, instrument, document, easement, servitude, transfer restriction, encumbrance, condition or any other restriction or limitation on the use of Real Property that prohibits, prevents, materially hinders or materially increases the cost of operation of a solar photovoltaic power generation facility on the Real Property.
“Minnesota Projects” means the Rice Project and the Chisago Project, in each case as identified in Schedule A.
“Net Income” means, for any period, an amount equal to the sum of all revenues generated by the Target Group Companies less all operating expenses incurred by the Target Group Companies in the ordinary course of business, in each case determined in accordance with GAAP, consistently applied without taking into account interest, depreciation or amortization, and minus each of (a) any gain from the sale of assets and (b) distributions and other payments made to the Tax Equity Investor.

“NJ Bulk Sales Law” means the New Jersey Bulk Sales Law, N.J.S.A. 54:50-38.
“NJ Division” has the meaning set forth in Section 6.13.
“Notice of Objection” has the meaning set forth in Section 2.4(c).
“Owned Real Property” means, individually or collectively as the context requires, any real estate interests owned by a Target Group Company.
“Partially-Owned Target Company” has the meaning set forth in the recitals to this Agreement.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Pass-Through Income Tax Return” means any Tax Return reporting the income of the Target Group Companies that is allocable to, and reportable as income of, the Target Group Companies’ direct or indirect equityholders under applicable Tax Law.
“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents, approvals, filings, rulings, tariffs, certifications, exemptions, orders or registrations obtained by, with or from, or notices filed with, any Governmental Authority.
“Permitted Assignee” means APA Finance III Borrower, LLC, a Delaware limited liability company.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business or the validity or amount of which is being contested in good faith, (b) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which appropriate reserves have been established on the Books and Records of the applicable Target Group Company in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens disclosed in the Financial Statements, (h) any Liens disclosed on leasehold owner’s title policies or as-built ALTA surveys included in the Due Diligence Materials (i) with respect to the Owned Real Property, all exceptions, restrictions, easements, imperfections of title, charges, covenants, rights of way, zoning ordinances and similar encumbrances which, with respect to Project Leases necessary for operations by such Target Group Company, do not individually or in the aggregate materially interfere with the current use of the real property subject thereto by such Target Group Company, and which, with respect to Owned Real Property, do not materially impair the current or permitted use, occupancy or value of such Owned Real Property, (j) Liens arising under or created by any Material Contract or Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document), (k) any right, interest, lien, title or other Lien of a lessor or sublessor in the leased property under the Project Leases, (l) any Lien to be released on or prior to Closing, and (m) Liens listed on Section 1.1 of the Seller Disclosure Schedules.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“PILOT Agreement” means any payment in lieu of taxes agreements between a Target Group Company and a Governmental Authority.
“PJM” means PJM Interconnection LLC or its successor in interest.
“PJM GATS” means the Generation Attribute Tracking System currently in effect under PJM, or any successor system used to track the transfer of renewable generation attributes in the region.
“Pre-Closing Tax Period” has the meaning set forth in Section 6.8(b).
“Prepaid Expenses” means all amounts that the Target Group Companies have paid in respect of any period following the effective time of the Closing as provided in Section 2.2 including for rent, operations and maintenance, insurance, real property Taxes, personal property Taxes, PILOT payments and other costs that may have been prepaid, not to exceed $250,000 in the aggregate.
“Project” means each of the solar photovoltaic power generation projects identified on Schedule A.
“Project Company” means each Target Company or Subsidiary of a Target Company, as applicable, that operates a Project, as identified on Schedule A.
“Project Leases” has the meaning set forth in Section 4.16(b).
“Project Permits” has the meaning set forth in Section 4.10(a).
“Project Site” means, with respect to each Project, the premises where such Project is located.
“Properties” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated).
“PUHCA” means the Public Utility Holding Company Act of 2005.
“Purchase Price” has the meaning set forth in Section 2.1.
“Qualifying Net Income” means Net Income earned by the Target Group Companies during the period commencing at 11:59 p.m. (Eastern Time) on December 31, 2023 and ending as of the effective time of the Closing as provided in Section 2.2.
“QF” has the meaning set forth in Section 4.12(a).
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“Released Claims” has the meaning set forth in Section 8.6(b).
“Releasors” has the meaning set forth in Section 8.6(b).

“Resi PPAs” has the meaning set forth in Section 4.9(a).
“Retained Marks” means the names, trademark service marks and trade names set forth in Section 6.10 of the Seller Disclosure Schedules.
“Review Period” has the meaning set forth in Section 2.4(c).
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Sample Closing Statement” means the sample calculation, prepared for illustrative purposes only, of the Purchase Price, as of January 31, 2024, and set forth on Schedule B.
“SEC” has the meaning set forth in Section 6.12(e).
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Consents and Notices” has the meaning set forth in Section 3.4(b).
“Seller Disclosure Schedules” means the disclosure schedules (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof and attached hereto.
“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 3.1 (Title to the Target Company Interests), Section 3.2 (Authority to Execute and Perform Agreement), Section 3.4 (No Conflict), Section 4.1 (Due Organization; Qualification), Section 4.2 (Business), Section 4.3 (Equity Interests), Section 4.14(a) (No Breach of Governing Documents) and Section 4.22 (Brokers).
“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Seller Prepared Tax Returns” has the meaning set forth in Section 6.8(b).
“Seller Released Claims” has the meaning set forth in Section 8.6(a).
“Seller Releasors” has the meaning set forth in Section 8.6(a).
“Seller’s Closing Certificate” has the meaning set forth in Section 7.1(c).
“Small C&I PPAs” has the meaning set forth in Section 4.15(b).
“Solvent” means, when used with respect to any Person, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or proposes to be engaged following the Closing Date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Return” has the meaning set forth in Section 6.8(b).
“Subscriber Management Services Agreement” means that certain CDG Subscriber Management Services Agreement, dated February 2, 2019, between Common Energy LLC and Vitol Solar I, LLC, as amended by the First Amendment to Common Energy LLC Services Agreement dated September 23, 2019, as further amended by the Second Amendment to Common Energy LLC Services Agreement dated July 16, 2020, and as further amended by the Third Amendment to Common Energy LLC Services Agreement dated September 29, 2020.
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Support Obligations” means all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of Seller or any Target Group Company in support of the obligations of any Target Group Company to any Governmental Authority, contract counterparty or other Person related to the ownership, operation, removal or decommissioning of any Target Group Company or Projects.
“Target Closing Working Capital” means $0.
“Target Companies” has the meaning set forth in the recitals to this Agreement.
“Target Company Interests” has the meaning set forth in the recitals to this Agreement.
“Target Group Companies” means the Target Companies together with, where applicable, their Subsidiaries, including the Project Companies.
“Target Group Company Consents and Notices” has the meaning set forth in Section 4.14(b).
“Target Group Company Transaction Expenses” means the sum of all costs, fees and expenses incurred or otherwise payable by any of the Target Group Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby (including with respect to the seeking and obtaining of any Seller Consents and Notices, Target Group Company Consents and Notices or any other consents or other items required pursuant to Section 7.1), including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants, and all brokers and finders fees, in each case incurred by the Target Group Companies in connection with the transactions contemplated hereby, in each case that have not been paid at or prior to the Closing (without duplication of any amounts included in the calculation of Closing Working Capital) excluding premiums for title policies for each Project Site set forth on Part 2 of Section 7.1(l) of the Seller Disclosure Schedules.
“Tax” means any federal, state, local, foreign or other tax, charge, duty, fee, levy or other assessment, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto.
“Tax Equity Documents” means the Tax Equity LLCA and the other Contracts listed on Section 1.1 of the Seller Disclosure Schedules.
“Tax Equity Investor” means, with respect to Maine Solar Holdings LLC, Vitol Americas Corp., a Delaware corporation.
“Tax Equity LLCA” means the Amended and Restated Limited Liability Company Agreement of Maine Solar Holdings LLC, dated as of March 9, 2023, by and between the Tax Equity Investor, as the Class A Member, and Seller, as the Class B Member.
“Tax Proceeding” has the meaning set forth in Section 6.8(d).
“Tax Refund” has the meaning set forth in Section 6.8(e).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Termination Date” has the meaning set forth in Section 9.1(b)(ii).
“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.
“Transaction Documents” means, collectively, this Agreement, the Assignment of Interests, the Lease Agreement, the Asset Management Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable Real Property or leasehold interest transfer or gains Taxes, but excluding any net income Taxes.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Xcel Energy” means Northern States Power Company, d/b/a Xcel Energy, or such successor entity or Affiliate thereof that administers the Solar*Rewards Community Program.

“Xcel Solar*Rewards Community Program Rules” means the Xcel Solar*Rewards Community Program Tariff, all orders of the Minnesota Public Utilities Commission related thereto and Minnesota Statute §216B.1641.
“Xcel Solar*Rewards Community Program Tariff” means those portions of Section 9 (Cogeneration and Small Power Production) and Section 10 (Distributed Generation Standard Interconnection and Power Purchase Tariff) of Xcel Energy’s Electric Rate Book that are applicable to the Solar*Rewards Community Program, as approved by the Minnesota Public Utilities Commission and as amended from time to time.
“Wholly-Owned Target Companies” has the meaning set forth in the recitals to this Agreement.
Section 1.2    Construction.
(a)    The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)    The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Seller Disclosure Schedules and Buyer Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.
(e)    The word “or” has the inclusive meaning represented by the phrase “and/or.”
(f)    All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement.
(g)    For purposes of ARTICLE III and ARTICLE IV, information shall be deemed to have been “made available” (or words of similar import) to Buyer if such information was included in the Due Diligence Materials not less than two (2) Business Days prior to the date hereof.
(h)    Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules, Seller Disclosure Schedules and Buyer Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Seller Disclosure Schedules and Buyer Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(i)    Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(j)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.
(k)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(l)    Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(m)    Any references to “dollars” or “$” mean the lawful currency of the United States.
(n)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder not expressly specified to be made otherwise, shall be made in accordance with, GAAP.
ARTICLE II
PURCHASE AND SALE OF THE TARGET COMPANY INTERESTS
Section 2.1    Purchase and Sale of the Target Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer and deliver to Buyer, and Buyer will purchase from Seller, all of the Target Company Interests for an aggregate purchase price (the “Purchase Price”) equal to (a) One Hundred Eighteen Million, One Hundred Ninety-Five Thousand, Six Hundred Fifteen Dollars ($118,195,615) (the “Base Purchase Price”) plus (b) the Closing Working Capital Adjustment Amount whether positive or negative, minus (c) Qualifying Net Income, and minus (d) Target Group Company Transaction Expenses.
Section 2.2    Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of closing deliverables, commencing at 10:00 a.m. Eastern Time (a) on the day that is three (3) Business Days after the date on which the last of the conditions set forth in ARTICLE VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or waived, or (b) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 12:01 a.m. Eastern Time on the Closing Date.
Section 2.3    Transactions to be Effected at the Closing.
(a)    At the Closing, Buyer will:
(i)    pay to Seller (by wire transfer of immediately available funds to such account or accounts specified by Seller to Buyer not less than two (2) Business Days prior to the Closing) an amount equal to (A) the Base Purchase Price (i) plus the Estimated Closing Working Capital Adjustment Amount if such amount is positive or (ii) minus the Estimated Closing Working Capital Adjustment Amount if such amount is negative, minus (B) the Estimated Qualifying Net Income and minus (C) Estimated Target Group Company Transaction Expenses;

(ii)    pay on behalf of the Target Group Companies to the Persons specified in the Estimated Closing Statement (by wire transfer of immediately available funds to the accounts specified therein), the Estimated Target Group Company Transaction Expenses; and
(iii)    deliver to Seller all documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.2.
(b)    At the Closing, Seller will deliver to Buyer all documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.1.
Section 2.4    Purchase Price Adjustments.
(a)    No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of: (i) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”), (ii) the Qualifying Net Income (such estimate, the “Estimated Qualifying Net Income”) and (iii) the Target Group Company Transaction Expenses (such estimate, the “Estimated Target Group Company Transaction Expenses”). The Estimated Closing Statement shall contain a calculation of Estimated Closing Working Capital, prepared in accordance with (x) GAAP consistently applied, and (y) the Sample Closing Statement. The Estimated Closing Working Capital, the Estimated Qualifying Net Income and the Estimated Target Group Company Transaction Expenses (as contained in the Estimated Closing Statement delivered by Seller to Buyer) shall be binding, absent manifest error, on the Parties for the purposes of determining the payments to be made pursuant to Section 2.3(a) and Section 2.4(f).
(b)    Within ninety (90) days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller an unaudited statement (the “Adjustment Statement”), which shall set forth Buyer’s good faith calculation of: (i) the Closing Working Capital, (ii) the Qualifying Net Income and (iii) the Target Group Company Transaction Expenses, which Adjustment Statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital prepared in accordance with (x) GAAP consistently applied, and (y) the Sample Closing Statement. If Buyer does not deliver an Adjustment Statement to Seller within such 90-day period, Buyer shall be deemed to have accepted Seller’s calculation of Closing Working Capital, Qualifying Net Income and Target Group Company Transaction Expenses set forth in the Estimated Closing Statement and such calculation shall be final, conclusive and binding.
(c)    Upon receipt from Buyer, Seller shall have thirty (30) days to review the Adjustment Statement (the “Review Period”). At Seller’s request, Buyer (i) shall reasonably cooperate and assist, and shall cause its Representatives, to reasonably cooperate and assist Seller and its Representatives in the review of the Adjustment Statement and (ii) shall provide Seller and its Representatives with reasonable access to the Books and Records of the Target Group Companies, the personnel of, and work papers prepared by, Buyer or Buyer’s accountants to the extent that they relate to the Adjustment Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Adjustment Statement as Seller may reasonably request for the purpose of reviewing the Adjustment Statement and to prepare a Notice of Objections; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Target Group Companies. If Seller disagrees with Buyer’s computation of the items set forth in the Adjustment Statement, Seller shall, on or prior to the last day of the Review Period, deliver a written notice to Buyer (the “Notice of Objection”) that sets forth Seller’s objections to Buyer’s calculation of such items. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, shall describe the reasons for such disagreement in reasonable detail, and shall set forth Seller’s calculation of Closing Working Capital, Qualifying Net Income and Target Group Company Transaction Expenses, as applicable, based on such objections.
(d)    If Seller does not deliver a Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Working Capital, Qualifying Net Income and Target Group Company Transaction Expenses, and such calculation shall be final, conclusive and binding. If Seller delivers a Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Working Capital, Qualifying Net Income or Target Group Company Transaction Expenses, as applicable. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the New York office of PricewaterhouseCoopers LLP or if such office of PricewaterhouseCoopers LLP refuses or is unable to serve in such a capacity, a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller or any individual who, in the reasonable determination of Buyer and Seller, is qualified and capable to serve in the capacity for which such nationally recognized independent accounting firm would have served pursuant to this Section 2.4 (such office of PricewaterhouseCoopers LLP or such other firm or individual, the “Independent Expert”) it being acknowledged and agreed that any of the “big four” accounting firms will be considered qualified and capable to serve in such capacity. Buyer and Seller shall instruct the Independent Expert promptly to review this Section 2.4, as well as the Adjustment Statement, Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, Closing Working Capital, Qualifying Net Income or Target Group Company Transaction Expenses, as applicable, set forth in the Adjustment Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant Books and Records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than forty-five (45) days after its retention, the Independent Expert shall deliver to Buyer and Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of the items set forth on the Adjustment Statement; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by Seller, on the one hand, or Buyer, on the other hand, nor less than the smallest value for such item claimed by either Seller, on the one hand, or Buyer, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to Buyer on the one hand, and Seller, on the other hand, bears to the aggregate amount actually contested by Buyer and Seller, as determined by the Independent Expert (for example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and the Independent Expert ultimately resolves the dispute by awarding to the Seller $700 of the $1,000 disputed, then the fees, costs and expenses of the Independent Expert, giving effect to any initial engagement fee already paid, will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to Buyer and thirty percent (30%) (i.e., 300 ÷ 1,000) to Seller). Buyer and Seller agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
(e)    For purposes of this Agreement, “Final Closing Working Capital”, “Final Qualifying Net Income” and “Final Target Group Company Transaction Expenses” mean the amount of such items (i) as shown in the Estimated Closing Statement delivered by

Seller to Buyer pursuant to Section 2.4(a), if no Adjustment Statement with respect thereto is timely delivered by Buyer to Seller pursuant to Section 2.4(b), (ii) as shown in the Adjustment Statement delivered by Buyer to Seller pursuant to Section 2.4(b), if no Notice of Objection with respect thereto is timely delivered by Seller to Buyer pursuant to Section 2.4(c) or (iii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 2.4(d).
(f)    Within three (3) Business Days after the Final Closing Working Capital, the Final Qualifying Net Income and the Final Target Group Company Transaction Expenses have been finally determined pursuant to this Section 2.4:
(i)    if the Final Closing Working Capital is less than the Estimated Closing Working Capital, an aggregate amount equal to (A) the Estimated Closing Working Capital, minus (B) the Final Closing Working Capital shall be payable to Buyer;
(ii)    if the Final Closing Working Capital is greater than the Estimated Closing Working Capital, an amount equal to (A) the Final Closing Working Capital, minus (B) the Estimated Closing Working Capital shall be payable to Seller;
(iii)    if the Final Qualifying Net Income is less than the Estimated Qualifying Net Income, an amount equal to (A) the Estimated Qualifying Net Income, minus (B) the Final Qualifying Net Income shall be payable to Seller;
(iv)    if the Final Qualifying Net Income is greater than the Estimated Qualifying Net Income, an amount equal to (A) the Final Qualifying Net Income, minus (B) the Estimated Qualifying Net Income shall be payable to Buyer;
(v)    if the Final Target Group Company Transaction Expenses are less than the Estimated Target Group Company Transaction Expenses, an amount equal to (A) the Estimated Target Group Company Transaction Expenses, minus (B) the Final Target Group Company Transaction Expenses shall be payable to Seller; and
(vi)    if the Final Target Group Company Transaction Expenses are greater than the Estimated Target Group Company Transaction Expenses, an amount equal to (A) the Final Target Group Company Transaction Expenses, minus (B) the Estimated Target Group Company Transaction Expenses shall be payable to Buyer.
Following determination of the amounts to be paid by Buyer or Seller, as the case may be, in accordance with this Section 2.4(f), a single net amount shall be paid by Buyer or Seller, to the other as applicable.
Section 2.5    Purchase Price Allocation. The Purchase Price (and any liabilities taken into account as consideration for the Target Company Interests under applicable Tax Law) shall be allocated among the Interests of the Target Companies and, further, for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax Law), as the case may be, the amount allocated to the Wholly-Owned Target Companies shall be allocated among the assets of each Wholly-Owned Target Company in accordance with the fair market value of the assets and the methodology described in Sections 1060 and 338 of the Code. Buyer shall prepare and provide to Seller within ninety (90) days following Buyer’s receipt of the 2023 Financial Statements, a schedule setting forth a proposal for the allocation of the Purchase Price (plus liabilities properly taken into account under Tax law) in accordance with this Section 2.5 (the “Allocation Schedule”). Seller shall propose to Buyer any changes thereto within five (5)

Business Days following their receipt thereof, and Buyer and Seller shall cooperate in good faith to agree upon a revised Allocation Schedule as soon as practicable. If the Parties are unable to agree on the Allocation Schedule, the Parties shall refer such dispute to the Independent Expert, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.5 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Expert shall not have the power to modify or amend any term or provision of this Agreement. The expenses related to the Independent Expert shall be shared equally by Buyer and Seller. Any change in Purchase Price (and any liabilities taken into account as consideration for the Target Company Interests under applicable Tax Law) pursuant to this agreement shall be reflected in an updated Allocation Schedule, prepared in accordance with the methodology and procedures reflected in this Section 2.5, and the Parties shall use commercially reasonable efforts to finalize such updated Allocation Schedule at least ninety (90) days prior to the due date of any Tax Return (including IRS Form 8594) required to be filed reflecting the Transactions hereunder. Each of Seller and Buyer agrees and acknowledges that each shall (and shall cause its Affiliates to) report the transactions contemplated herein to the applicable taxing authorities consistent with the Allocation Schedule mutually agreed upon (or as determined by the Independent Expert), as finally determined, pursuant to this Section 2.5, and that neither Seller nor Buyer shall, absent mutual written agreement, challenge or dispute the allocations set forth in the final Allocation Schedule determined pursuant hereto, or file any Tax Return inconsistent therewith unless required by a determination within the meaning of Section 1313 of the Code.
Section 2.6    Transfer Taxes. Notwithstanding anything herein to the contrary, responsibility for any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.6, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law, and each Party shall timely pay, or cause to be paid, its portion of such Transfer Taxes to the applicable Governmental Authority.
Section 2.7    Tax Withholding. Buyer shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws; provided, that if Buyer determines that withholding is required with respect to any such payment, other than in respect of payments of wages or other compensation for services, Buyer shall notify Seller at least three Business Days in advance of such payment and reasonably cooperate with Seller to eliminate or reduce such withholding, to the extent permitted under applicable Laws. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Seller represents and warrants to Buyer, except as set forth in the correspondingly numbered section of the Seller Disclosure Schedules, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Title to the Target Company Interests. Seller owns beneficially and of record and holds good and valid title, free and clear of any Liens, and has full power and authority to convey, free and clear of any Liens, the Target Company Interests set forth in Section 3.1 of the Seller Disclosure Schedules. Upon conveyance of the Target Company Interests to Buyer, Buyer will own (a) one hundred percent (100%) of the membership interests in each of the Wholly-Owned Target Companies, and (b) one hundred percent (100%) of the Class B Units in the Partially-Owned Target Company. Except as set forth in Section 3.1 of the Seller Disclosure Schedules, no Target Company is subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights) or Contracts, for the purchase or acquisition of any portion of the Target Company Interests or securities convertible or exchangeable for any portion of the Target Companies, other than as provided in this Agreement. Neither Seller nor any of the Target Group Companies (a) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Target Company Interests or (b) has violated any applicable securities laws in connection with the offer, sale or issuance of any of the Target Company Interests.
Section 3.2    Authority to Execute and Perform Agreement. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted. Seller is qualified to do business in all jurisdictions where the failure to so qualify would materially affect its ability to execute or deliver, or perform its obligations under, this Agreement and each of the other Transaction Documents to which it is or will be a party. Seller (a) has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and (b) has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, laws of general applicability relating to or affecting creditors’ rights, and general equity principles regardless of whether such enforceability is considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly and validly executed and delivered by Seller, such other Transaction Document will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.3    Litigation. There are no Actions pending to which Seller is a party or, to the Knowledge of Seller, threatened against Seller that would, individually or in the aggregate, have a material and adverse effect on the ability of Seller to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party. Seller is not subject to any Governmental Order which would, individually or in the aggregate, have a material and adverse effect on the ability of Seller to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party.
Section 3.4    No Conflict. The execution and delivery by Seller of the Transaction Documents to which it is or will be a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Seller of the Transaction Documents to which it is or will be a party in accordance with their terms will not:
(a)    violate the Governing Documents of Seller;
(b)    subject to Seller’s receipt or making of all required consents, approvals, authorizations, actions, filings and notices set forth on Section 3.4(b) of the Seller Disclosure Schedules (the “Seller Consents and Notices”), require Seller to obtain any consents, approvals or authorizations of, or make any filings with or give any notices to, any Governmental Authority or any other Person that have not been obtained, made or given, other than any required filings under the HSR Act;

(c)    assuming the Seller Consents and Notices are obtained, made or given, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any Contract to which Seller is a party or by or to which Seller or the Target Company Interests are or may be bound or subject; or result in the creation of any Lien on the Target Company Interests or any of the Properties of Seller; or
(d)    assuming the Seller Consents and Notices are obtained, made or given, and any required filings under the HSR Act are made, violate or result in the breach of any Governmental Order or any applicable Law.
Section 3.5    No Bankruptcy. No petition or notice has been presented, no Governmental Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s assets or income. Seller has no plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.
Section 3.6    Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately before and after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, and assuming satisfaction of the conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents, the accuracy of the representations and warranties of Buyer set forth herein, and the performance by Buyer of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party in all material respects, following the Closing Seller will be Solvent.
Section 3.7    Tax Matters. Neither Seller nor, if Seller is disregarded as separate from its owner for United States federal income Tax purposes, the Person that is treated as the owner of Seller’s assets for United States federal income Tax purposes, is a foreign person within the meaning of Section 1445 of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET GROUP COMPANIES
Seller represents and warrants to Buyer, except as set forth in the correspondingly numbered section of the Seller Disclosure Schedules, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Due Organization; Qualification.
(a)    Each Target Group Company is duly formed, validly existing and in good standing under the laws of the state of its formation as set forth on Schedule A and has all requisite power and authority to own, lease and operate its Properties and to carry on its business as currently conducted and as currently proposed to be conducted. Each Target Group Company is duly qualified or licensed to do business, and in good standing, in each jurisdiction in which the use, ownership or operation of its Properties makes such qualification or licensing necessary.
(b)    Seller has made available to Buyer true and correct copies of the Governing Documents of each Target Group Company, as in effect on the Closing Date, and the Books and Records of each Target Group Company. The records and minute books, or equivalent records and documents, of each Target Group Company have been kept and maintained in all material respects as required by applicable Law, and such records and minutes accurately reflect all transactions referred to in such records and minutes. At the Closing, all Books and Records will be in the possession of the applicable Target Group Company.
Section 4.2    Business. Except as set forth in Section 4.2 of the Seller Disclosure Schedules, none of the Target Group Companies has conducted any business other than the development, financing, construction, ownership or operation of solar photovoltaic facilities or the ownership of assets incidental thereto, in each case with respect to the Projects.
Section 4.3    Equity Interests.
(a)    The capitalization of each Target Group Company is set forth in Section 4.3(a) of the Seller Disclosure Schedules. Other than as set forth in Section 4.3(a) of the Seller Disclosure Schedules, none of the Target Group Companies (i) has any Subsidiaries, (ii) owns any capital stock, membership interests, partnership interests or other equity securities of any kind or (iii) has issued any certificates or other instruments to evidence any equity interest.
(b)    The equity interests in each Target Group Company (including the Target Company Interests) are validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Seller Disclosure Schedules, (i) there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments relating to the equity interests in each Target Group Company (including the Target Company Interests) to which Seller or any Target Group Company is a party, or by which any of them is bound, obligating Seller or any Target Group Company to admit, deliver or sell, or cause to be issued, delivered or sold, any additional membership interests, (ii) there are no rights, agreements or arrangements or commitments relating to the equity interests in a Target Group Company to which any Target Group Company is a party, or by which it is bound, obligating it to repurchase, redeem or otherwise acquire any of its outstanding equity interests and (iii) there are no binding obligations of any Target Group Company to provide a loan to or make a capital contribution in any other Person.
Section 4.4    Financial Statements. Seller has made available to Buyer copies of each of the Target Group Companies’ unaudited consolidated balance sheets and statements of operations for the years ended December 31, 2022, 2021 and 2020 (collectively, the “Annual Financial Statements”), and its unaudited consolidated balance sheets and statements of operations for the nine (9) months ended September 30, 2023 (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position with respect to the Target Group Companies, as of the respective dates thereof, and the results of the operations of the Target Group Companies, for the respective fiscal periods covered thereby.
Section 4.5    Indebtedness. Except as set forth on Section 4.5 of the Disclosure Schedule, there is no Indebtedness of the Target Group Companies outstanding as of the date hereof.
Section 4.6    Absence of Certain Changes. Except as set forth in Section 4.6 of the Seller Disclosure Schedules, since December 31, 2023:
(a)    There has been no event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    There has been no change in any method of accounting or accounting practice of any Target Group Company;

(c)    There has been no material change in any Target Group Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(d)    No Target Group Company has admitted any new or substitute member or partner;
(e)    No Target Group Company has encumbered any of its assets or incurred any Indebtedness;
(f)    There has been no transfer, assignment, sale or other disposition of any assets of any Target Group Company shown or reflected in the Financial Statements or cancellation of any debts or entitlements of any Target Group Company;
(g)    There has been no capital investment in a Target Group Company, or any loan to any other Person by a Target Group Company;
(h)    There has been no acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Target Group Company is a party or by which it is bound;
(i)    There has been no material capital expenditure with respect to any Project; and
(j)    There has been no action by any Target Group Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any tax period beginning after the Closing Date or the portion of any tax period beginning after the Closing Date; and
(k)    There has been no Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.7    Absence of Liabilities. Except for (i) Liabilities disclosed in Section 4.7 of the Seller Disclosure Schedules, (ii) Liabilities with respect to the performance (but not the breach) of any Material Contract or other Contract entered into in the ordinary course of business, (iii) decommissioning and asset retirement obligations required by any Permit or Governmental Authority and (iv) Liabilities that are reflected on and fully reserved against in the Financial Statements, the Target Group Companies have no Liabilities of any nature whatsoever, whether or not required to be reflected on a balance sheet.
Section 4.8    Tax Matters. Except as set forth in Section 4.8 of the Seller Disclosure Schedules:
(a)    All income and other material Tax Returns required to be filed before the Closing Date by or with respect to each of the Target Group Companies and its operations and Properties, and with respect to the Projects and all Properties included therein, have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects. All Taxes required to be paid on or before the Closing Date by or with respect to each Target Group Company and its operations and Properties, and with respect to the Projects and all Properties included therein (whether or not shown to be due and owing on any Tax Return), have been timely paid in full. No claim has ever been made by a Governmental Authority in a jurisdiction where Seller or any Target Group Company does not file Tax Returns that Seller or such Target Group Company is or may be subject to taxation by that jurisdiction.
(b)    Each of the Target Group Companies has timely complied in all material respects with all applicable Laws relating to obligations to collect and withhold Taxes and to report and remit such Taxes to the applicable Taxing Authority.
(c)    There has been no dispute or claim concerning any Tax liability of or with respect to any Target Group Company or any of its operations or Properties.
(d)    None of the Target Group Companies is currently the beneficiary of any extension of time within which to file any Tax Return.
(e)    Section 4.8(e) of the Seller Disclosure Schedules lists all federal and material state, local and foreign Tax Returns filed by or on behalf of each Target Group Company and its Properties for taxable periods ended on or after January 1, 2021 indicates those Tax Returns that have been audited by any Taxing Authority, and indicates those Tax Returns that currently are the subject of an audit by any Taxing Authority. Seller has provided to Buyer correct and complete copies of all U.S. federal and state income Tax Returns for periods beginning on or after January 1, 2021 and all examination reports, and statements of deficiencies assessed against, or agreed to by or with respect to, each Target Group Company and its Properties since January 1, 2021.
(f)    No Target Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an income tax assessment or deficiency. There are no Tax rulings or requests for Tax rulings pertaining to a Target Group Company or its operations and Properties that could affect the liability for Taxes or the amount of the taxable income or loss for any taxation year or period ending after the Closing Date. No person has a power of attorney with respect to any matter relating to the Taxes of any of the Target Group Companies that is currently in force.
(g)    There are no Liens for Taxes (other than Permitted Liens) on any of the Properties of any of the Target Group Companies.
(h)    No deficiencies for any Taxes have been proposed, asserted or assessed against any of the Target Group Companies.
(i)    No Tax Return of any of the Target Group Companies is currently being examined by any Taxing Authority, and neither Seller nor any Target Group Company has received any written notice of any examination or other proceeding with respect to Taxes.
(j)    Each Wholly-Owned Target Company is a disregarded entity for all federal and applicable state Tax purposes. Each Partially-Owned Target Company is a partnership for all federal and applicable state Tax purposes. No election has been or will be made for any Target Group Company to be treated as an association taxable as a corporation for federal or applicable state Tax purposes.
(k)    No Target Group Company is a party to any Tax sharing, Tax indemnification, or Tax allocation agreement (excluding, for the avoidance of doubt, any Contracts that are not primarily related to Taxes).

(l)    None of the Properties of any Target Group Company constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code or are subject to the alternative depreciation system under Section 168(g) of the Code. None of the Properties of any Target Group Company are subject to any lease, safe harbor lease or other arrangement as a result of which any such Target Group Company will not be treated as the owner of such Properties for U.S. federal income Tax purposes following the Closing Date.
(m)    Neither Seller nor any of the Target Group Companies has any liability for Taxes of any other Person, including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer, as a result of any obligation under any tax sharing, tax indemnity, or other agreement, or otherwise (other than pursuant to Contracts entered into in the ordinary course of business).
(n)    Neither Seller nor any Target Group Company has been a party to a transaction that is or is substantially similar to a “reportable transaction”, within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of U.S., state or local Tax law.
(o)    Each Target Group Company is eligible for all state and local property tax abatements which it has obtained (if any), and to Seller’s Knowledge no facts or circumstances exist that reasonably could be expected to hinder, impair, restrict, limit or disqualify such Target Group Company from qualifying for such property tax abatements.
(p)    No event has occurred that would give rise to recapture of any tax credit pursuant to Section 50 of the Code with respect to any Project or any Properties included therein.
Section 4.9    Compliance with Laws.
(a)    Each Target Group Company is operating and has operated its business in compliance with, and its Properties conform to, all applicable Laws, and no Target Group Company has received any notice of noncompliance with any such Laws. Without in any way limiting the forgoing, all residential subscription agreements to which a Target Group Company is a party or bound (“Resi PPAs”) and the forms of all Small C&I PPAs are in compliance with all applicable Laws, including, with respect to the Resi PPAs, consumer finance protection Laws, and all utility tariffs and program requirements, and each Target Group Company and, to Seller’s Knowledge, each other party to the Small C&I PPAs and Resi PPAs are in compliance with all such Laws with respect to the Small C&I PPAs and Resi PPAs.
(b)    Seller and each Target Group Company is and has been in compliance with all applicable import and export control and economic sanctions Laws of the United States, and other jurisdictions in which it operates or to which it is subject, including the U.S. Export Administration Regulations, the U.S. Department of the Treasury Office of Foreign Asset Control economic sanctions regulations, the U.S. Bank Secrecy Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Annunzio-Wylie Anti-Money Laundering Act of 1992, the U.S. Money Laundering Suppression Act of 1994, the U.S. International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the USA-Patriot Act and the U.S. Intelligence Reform and Terrorism Prevention Act of 2004.
(c)    Without in any way limiting the foregoing, neither Seller, any Target Group Company or any officer, manager, employee or agent of Seller or any Target Group Company has ever (i) violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), the UK Bribery Act of 2010, or any similar applicable anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”); (ii) offered, made or received on behalf of Seller or any Target Group Company thereof any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities (or promises thereof) of any money or anything of value, to (A) any public official in violation of any Anti-Corruption Law or otherwise illegally to any Person, (B) any public official for the purpose of improperly influencing any official act or decision of such official or improperly inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, or (C) any political party or official thereof or candidate for political office for the purpose of improperly influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of both clauses (B) and (C) above in order to assist Seller or any Target Group Company to obtain or retain business for, or direct business to, Seller or any Target Group Company, as applicable; (iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Seller or the Books and Records of any Target Group Company for any reason; (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of Seller or any Target Group Company, the business or operations of Seller or any Target Group Company which was illegal under any applicable Laws of the United States or any other country having jurisdiction; or (v) made, requested, accepted or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law, rule or regulation, including Anti-Corruption Laws. There have not been any actual or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws, involving actual or alleged violations of Seller or any Target Group Company, or any employee or agent acting on behalf of Seller or any Target Group Company.
Section 4.10    Permits.
(a)    Part I of Section 4.10(a) of the Seller Disclosure Schedules lists each Permit that is required to be held by each Target Group Company for the conduct of their businesses as currently conducted as of the date hereof, including the operation of the Projects at the Real Property (collectively, the “Project Permits”). Each Project Permit set forth on Section 4.10(a) of the Seller Disclosure Schedules has been obtained and is valid and in full force and effect, has not been terminated, revoked or materially modified and each Target Group Company is in compliance with the terms and conditions of its respective Project Permits. Except as set forth in Part II of Section 4.10(a) of the Seller Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not require any notice under or amendment of any such Project Permit, or give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of any Permit.
(b)    There are no Actions pending or, to Seller’s Knowledge, threatened which if adversely determined would result in the revocation, termination or material abandonment of any Permit listed on Section 4.10(a) of the Seller Disclosure Schedules.
(c)    All applications required to have been filed for the renewal or reissuance of the Permits listed on Section 4.10(a) of the Seller Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.
Section 4.11    Incentives.

(a)    The Rockdale Project, as identified in Schedule A hereto, qualifies under the Maryland RPS. The Rockdale Project is eligible to generate, receive, own and transfer renewable energy credits pursuant to the generation information system or generation attribute tracking system, including, but not limited to the PJM GATS tracking system, and is qualified for and complies with applicable Law and regulatory requirements, protocols and procedures related thereto.
(b)    Each Minnesota Project is in compliance with the Xcel Solar*Rewards Community Program Rules and is qualified for and complies with applicable Law and regulatory requirements, protocols and procedures related thereto.
Section 4.12    Energy Regulatory.
(a)    None of the Project Companies has filed a rate schedule with FERC. Each Project is a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA, 16 U.S.C. § 796(17)(C), and the implementing regulations of FERC at 18 C.F.R. §§ 292.101(b)(1), 292.203 and 292.204 (“QF”) and each Project Company is eligible for the exemptions from regulation as set forth in 18 C.F.R. §§ 292.601(c) (including exemption from FPA Sections 205 and 206), 292.602(b) and 292.602(c). Unless exempt from the filing requirement pursuant to 18 C.F.R. § 292.203(d), each Project Company has validly obtained QF status for its respective Project through filing a notice of QF self-certification with FERC. No Project generated electric energy (including test energy) or engaged in sales of energy or capacity prior to obtaining QF status. Each Project is either (i) a single qualifying small power production facility in accordance with 18 C.F.R. Part 292 and is not consolidated with any other Project or any other qualifying small power production facility for any purpose for applicable Law or (ii) consolidated with another Project or qualifying small power production facility and treated as a combined facility that does not exceed an aggregate capacity of twenty (20) megawatts on an alternating current basis.
(b)    None of the Target Group Companies is subject to regulation by a state public utility commission or other Governmental Authority as a “public utility” (or similar designation) under applicable state law.
Section 4.13    Environmental Compliance. Each Target Group Company is in compliance with all Environmental Laws in connection with the construction, financing, ownership, operation, maintenance and use of the Projects. Except as set forth in Section 4.13 of the Seller Disclosure Schedules, no Target Group Company has received any notice of any violation or alleged violation by such Target Group Company of, or any liability of the Target Group Company under, any Environmental Law. Except as set forth in Section 4.13 of the Seller Disclosure Schedules, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened, relating to the compliance by any Target Group Company with, or the liability of any Target Group Company under, any Environmental Law. Except as set forth in Section 4.13 of the Seller Disclosure Schedules, none of the Target Group Companies holds or has held any real property interest (i) where (a) a release of Hazardous Material has occurred or migrated to or from, or (b) any Target Group Company is or has been required under Environmental Laws to investigate or remediate such release, or (ii) that is subject to a restriction under Environmental Laws on the Project’s use of such real property in the same manner it is using such real property on the Effective Date due to a presence of Hazardous Material. No Target Group Company has caused or contributed to any release of Hazardous Material at any real property.
Section 4.14    No Breach. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Seller of this Agreement and such other Transaction Documents in accordance with their respective terms will not:
(a)    violate the Governing Documents of any Target Group Company;
(b)    subject to a Target Group Company’s receipt or making of all required consents, approvals, authorizations, actions, filings and notices set forth in Section 4.14(b) of the Seller Disclosure Schedules (the “Target Group Company Consents and Notices”), require a Target Group Company to obtain any consents, approvals, or authorizations of, or make any filings with or give any notices to, any Governmental Authority or any other Person that have not been obtained, made or given, other than any required filings under the HSR Act;
(c)    assuming the Target Group Company Consents and Notices are obtained or made, violate or result in the breach of any of the material terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, or result in the acceleration of any monetary liabilities under, any Material Contract or result in the creation of any Lien upon any of the Properties of any Target Group Company; or
(d)    assuming the Target Group Company Consents and Notices are obtained, made or given, and any required filings under the HSR Act are made, violate or result in the breach of any Governmental Order or applicable Law.
Section 4.15    Contracts.
(a)    Section 4.15(a) of the Seller Disclosure Schedules lists (i) each Contract to which any Target Group Company is a party or is bound and that involves aggregate payments or other consideration in excess of twenty-five thousand Dollars ($25,000) over its stated term, (ii) each Contract under which any Target Group Company has (1) created, incurred, assumed or guaranteed any Indebtedness or (2) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness, (iii) all joint venture agreements, partnership agreements, limited liability agreements, teaming agreements and joint development agreements with respect to any Target Group Company, (iv) all Contracts which restrict the ability of any Target Group Company to engage in the type of business in which it is currently principally engaged, (v) all Contracts of any Target Group Company to sell electrical energy, capacity, power, bill credits or renewable energy credits (or similar credits or “green tags”) to any Person (excluding Small C&I PPAs and Resi PPAs), (vi) each EPC Contract, (vii) Contracts regarding the supply of equipment for any Project to the extent not being supplied under the applicable EPC Contract, (viii) each interconnection Contract, (ix) each Contract for the storage or transmission of electricity, (x) any outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, or securities, (xi) each Contract providing material product warranty obligations with respect to any solar panels, inverters, racking equipment or monitors or repair obligations for any Project, (xii) all Contracts for the operation and maintenance of, or asset management, subscription management or similar management services with respect to, any Project, (xiii) all Affiliate Contracts, (xiv) each Contract providing for the pending acquisition or disposition of any entity, project or business (whether by merger, purchase or sale of interests or assets or otherwise) or that otherwise contain material ongoing obligations of any Target Group Company, (xv) all Contracts providing for the sale of any material assets of any Target Group Company (other than sales of energy, capacity, environmental attributes or ancillary products or services, inventory or obsolete or damaged equipment, in each case in the ordinary course of business) or the grant of any preferential rights to purchase any such material assets, (xvi) all Contracts with any service provider engaged for the performance of any Target Group Company’s Permit compliance obligations, (xvii) all

PILOT Agreements; provided that in the case of clauses (vi) and (vii) only to the extent the obligations have not been fully performed thereunder or the warranty periods are still applicable (collectively, and together with the Small C&I PPAs, the Subscriber Management Services Agreement, the Tax Equity Documents and the Project Leases, the “Material Contracts”).
(b)    The summary of small commercial and industrial offtake agreements and Resi PPAs with the filename “Summary of Resi Agreements_v04.xlsx” delivered by Seller to Buyer on the Effective Date lists (i) all Contracts of any Target Group Company to sell electrical energy, capacity, power, bill credits or renewable energy credits (or similar credits or “green tags”) to all commercial and industrial customers and counterparties not listed on Section 4.15(a) of the Seller Disclosure Schedules (the “Small C&I PPAs”), (ii) all such natural persons, customers and counterparties and (iii) all Resi PPAs. All Resi PPAs are substantially similar in all material respects to the applicable forms attached hereto as Exhibit D.
(c)    Except as set forth in Section 4.15(c) of the Seller Disclosure Schedules, no Target Group Company, nor to the Knowledge of Seller any of the other parties thereto, is in default under any of the Material Contracts, and no event has occurred that, with or without notice or lapse of time, or both would constitute a breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Material Contract. Except as set forth in Section 4.15(c) of the Seller Disclosure Schedules, each Material Contract is valid, legally binding and enforceable against the Target Group Company party thereto, and, to the Knowledge of Seller, enforceable by the Target Group Company party thereto, as the case may be, in each case in accordance with its terms, except to the extent enforceability may be limited by the Enforceability Exceptions. With respect to the Material Contracts, none of the Target Group Companies has received notice of any uncured or unwaived default by such Target Group Company or, to the Knowledge of Seller, by any other party or parties thereto.
Section 4.16    Property.
(a)    All of the Owned Real Property is set forth in Section 4.16(a) of the Seller Disclosure Schedules. Each Target Group Company has good and marketable fee simple title, free and clear of all Liens, to all of its Owned Real Property that is reflected as owned by it on Section 4.16(a) of the Seller Disclosure Schedules, subject only to Permitted Liens.
(b)    All of the Leased Real Property and all Contracts in respect thereof (the “Project Leases”) are set forth in Section 4.16(b) of the Seller Disclosure Schedules. Each Target Group Company has good and marketable leasehold title to the Leased Real Property (that is subject to a Project Lease), subject only to Permitted Liens. All Project Leases are free and clear of all Liens (other than Permitted Liens), and are valid, legally binding, and enforceable against the Target Group Company party thereto and, to the Knowledge of Seller, enforceable by the Target Group Company party thereto, in each case in accordance with their terms, except to the extent enforceability may be limited by the Enforceability Exceptions. No Target Group Company, and to the Knowledge of Seller none of the other parties to the Project Leases, is in default under any of the Project Leases, and no event has occurred that, with or without notice or lapse of time, or both would constitute a breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Project Lease. To the Knowledge of Seller, there are no leases, subleases, licenses or other agreements granting to any Person other than the Target Group Companies any right to the possession, use, occupancy or enjoyment of the Real Property, or any portion thereof.
(c)    No Condemnation proceedings have commenced against the Real Property, nor has Seller received notice of any Condemnation proceedings, and to the Knowledge of Seller, no such Condemnation proceedings are threatened against the Real

Property, and no actions are pending or, to the Knowledge of Seller, threatened for the relocation of roadways providing access to the Real Property.
(d)    Seller has not received any written notice of violation from any Governmental Authority or any other party with respect to the Real Property.
(e)    The Real Property contains all real property rights, including access rights, and all utilities that are required for the operation and maintenance of the Projects as currently conducted.
(f)    To Seller’s Knowledge, (i) there are no pending public plans or proposals for changes in road grade, access or other improvements which would materially and adversely affect the operations of any Project, (ii) there is no pending ordinance or other action authorizing improvements, the cost of which would reasonably be expected to be assessed in whole or in part against the Target Group Companies or the Real Property, (iii) the Real Property is free of any material damage or waste, and (iv) the operation of the Real Property by each Target Group Company, or any part thereof, is in compliance with all applicable Laws. No Target Group Company or Real Property is subject to any Material Land Use Restriction.
(g)    The improvements that comprise each Project have been substantially completed and installed in accordance with the plans and specifications (if any) approved by the Governmental Authority having jurisdiction over the Real Property, and to the extent applicable, permanent Certificates of Occupancy (or their equivalents) have been issued for all such improvements, in each such case except where the failure to so complete and install or to have a Certificate of Occupancy (or its equivalent) would not prevent the applicable Target Group Company from continuing to use and operate such improvements for their intended purpose.
(h)    The improvements that comprise the Projects upon the Real Property are not located within a Special Flood Hazard Area as shown on National Flood Insurance Program maps.
Section 4.17    Intellectual Property.
(a)    Each Target Group Company owns or has the right to use all material Intellectual Property required to conduct its business as currently conducted and as currently proposed to be conducted free and clear of all Liens other than Permitted Liens. No Target Group Company has received any notice from any Person asserting that any such entity, in the conduct of its business and use of its Intellectual Property, has infringed or is infringing on any Intellectual Property rights of any third party.
(b)    None of the Target Group Companies has been a party to any claim, nor, to the Knowledge of Seller, is any claim threatened, that seeks to cancel, limit or challenge the ownership, use, validity or enforceability of any material Intellectual Property.
Section 4.18    Litigation. There is no Action pending or, to the Knowledge of Seller, threatened against any of the Target Group Companies or that affects or binds any Target Group Company or any of their respective Properties. None of the Target Group Companies is subject to any outstanding Governmental Order.
Section 4.19    Insurance. Section 4.19 of the Seller Disclosure Schedules lists all policies of property, fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, the Target Group Companies with respect to their respective business or operations (the “Insurance Policies”). The Insurance Policies are in full force and effect. Neither Seller nor any of its Affiliates (including the Target Group Companies) has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. There are no claims related to the business of any Target Group Company pending under the Insurance Policies.
Section 4.20    Equipment Warranties. Each manufacturer’s warranty in respect of all racking, switch gear, transformers, optimizers, modules, inverters and other equipment installed or to be installed at any Project is held by the applicable Project Company, and each Project Company has all contractual rights necessary to file a claim under such manufacturer’s warranty1.
Section 4.21    Status of the Assets. Except as set forth in Section 4.21 of the Seller Disclosure Schedules, the plants, structures, fixtures, machinery, equipment, and other items of tangible personal property owned or leased by the Target Group Companies (the “Business Assets”) are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of the Business Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not, individually or in the aggregate, material in nature or cost. The Business Assets constitute all of the, plants, structures, fixtures, machinery, equipment, and other items of tangible personal property necessary to conduct the business as currently conducted. The Business Assets owned by each Target Group Company are all related to the ownership, development, construction, operation and maintenance of the Project(s) owned by such Target Group Company.
Section 4.22    Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller or any of its Affiliates by which any of the Target Group Companies or Buyer could be bound from and after the Closing.
Section 4.23    Employees and Benefit Plans. None of the Target Group Companies has employees or has ever employed any employees. None of the Target Group Companies maintains, sponsors, contributes to, or could incur any liability under any employment agreement, consulting agreement, collective bargaining agreement, Benefit Plan or any other policy or agreement for the remuneration of employees. No Target Group Company is party to, or a guarantor of, any Contract or agreement with any labor organization. No Target Group Company has any Liabilities with respect to any employees of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work at or in connection with any Project or in connection with the business of any Target Group Company.
Section 4.24    Bank Accounts. Set forth in Section 4.24 of the Seller Disclosure Schedules is a list of the locations and numbers of all bank accounts, investment accounts, and safe deposit boxes maintained by the Target Group Companies, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. There are no outstanding powers of attorney for banking or other purposes related to any Target Group Company or any Project.
Section 4.25    Related Party Transactions. Except as set forth in Section 4.25 of the Seller Disclosure Schedules, none of Seller, any Target Group Company or any Affiliate of any of the foregoing is party to any Contract with any Target Group Company.
1 To be confirmed for Caribou and Loring Projects that have yet to achieve Final Completion.

Section 4.26    No Bankruptcy. No petition or notice has been presented, no Governmental Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of any Target Group Company. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of any Target Group Company’s assets or income. No Target Group Company has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.
Section 4.27     Solvency. Immediately before and after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, and assuming satisfaction of the conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents, the accuracy of the representations and warranties of Buyer set forth herein, and the performance by Buyer of its obligations under this Agreement and the other Transaction Documents to which it is a party in all material respects, following the Closing each Target Group Company will be solvent.
Section 4.28     Investment Company. No Target Group Company is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.29    Support Obligations. All Support Obligations are set forth in Section 4.29 of the Seller Disclosure Schedules. True, correct and complete copies of all Support Obligations have been made available to Buyer. Such Support Obligations constitute all of the credit and other contractual support and assurance that each Target Group Company is currently required by any Law (including any Permit) or Contract to provide, and no Target Group Company is in default of any obligation with respect thereto.
Section 4.30    Qualification of Seller Knowledge Persons. Each of David Munsky, Mike Cocchimiglio and David Velasco is (a) actively engaged in the day-to-day management and operation of each of the Target Group Companies and their respective Businesses, (b) sufficiently knowledgeable with respect to each of the Target Group Companies and their respective businesses and Properties, and all other matters that are the subject of any of the representations and warranties set forth in this ARTICLE IV, such that each such Person would, after performing the reasonable inquiry contemplated under the definition of “Knowledge of Seller,” be aware of any information that would be required to be disclosed on the Seller Disclosure Schedules in order to make the representation and warranties set forth in this ARTICLE IV true, regardless of whether such representation or warranty includes any reference to the Seller Disclosure Schedules.
Section 4.31    Exclusivity of Representations. Except for the representations and warranties of Seller contained in ARTICLE III and ARTICLE IV, the Seller’s Closing Certificate and the other Transaction Documents, neither the Target Companies nor Seller, nor any of their respective Affiliates or any of its respective stockholders, trustees, members, partners, fiduciaries or representatives, or any other Person has made or is making, and Buyer has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any purpose), with respect to the Target Companies, Seller, their respective Affiliates, the Target Company Interests, the assets of the Target Companies, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.
Section 4.32    Disclaimer of Additional and Implied Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, THE SELLER’S CLOSING CERTIFICATE AND THE OTHER

TRANSACTION DOCUMENTS, SELLER DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE TARGET COMPANIES), (A) ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY IT OR ITS AFFILIATES (INCLUDING ANY TARGET COMPANY) OR OTHER PERSON WITH RESPECT TO SELLER, ANY TARGET COMPANY, THE TARGET COMPANY INTERESTS, THE ASSETS, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY RELIANCE THEREON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, THE SELLER’S CLOSING CERTIFICATE AND THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES (INCLUDING THE TARGET COMPANIES) OR OTHER PERSON WITH RESPECT TO SELLER, HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES TO BUYER OR ANY OTHER PERSON REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE TARGET COMPANIES, THE ASSETS OR THE TARGET COMPANY INTERESTS (WHETHER BEFORE OR AFTER THE CLOSING).
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 5.1    Due Formation and Authority. Buyer is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its Properties and to carry on its business as now being conducted, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party.
Section 5.2    Authority to Execute and Perform Agreement. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party. Buyer has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly and validly executed and delivered by Buyer, such other Transaction Document will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.3    No Conflict. The execution and delivery by Buyer of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Buyer of the Transaction Documents to which it is a party in accordance with their terms will not:
(a)    violate the Governing Documents of Buyer;
(b)    subject to Buyer’s receipt or making of all required consents, approvals, authorizations, actions, filings and notices set forth on Section 5.3(b) of the Buyer Disclosure Schedules (the “Buyer Consents and Notices”), if any, require Buyer to obtain any consents, approvals, or authorizations of, or make any filings with or give any notices to, any

Governmental Authority or any other Person that have not been obtained, made or given, other than any required filings under the HSR Act or under the Securities and Exchange Act of 1934;
(c)    assuming the Buyer Consents and Notices are obtained, made or given, and any required filings under the HSR Act are made, violate or result in the breach of any Governmental Order or any applicable Law or any Governmental Authority.
Section 5.4    Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer or any of its Affiliates by which Seller or any of its Affiliates could be bound from and after the Closing.
Section 5.5    Litigation. There are no Actions pending to which Buyer is a party or, to the Knowledge of Buyer, threatened against or affecting Buyer that would have a material and adverse effect on the ability of Buyer to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is a party. Buyer is not subject to any Governmental Order which would have a material and adverse effect on the ability of Buyer to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is a party.
Section 5.6    Regulatory Status. Buyer is not a “public utility” under the FPA. Buyer is not a “holding company” under PUHCA.
Section 5.7    Matters Relating to Acquisition of the Acquired Interests.
(a)    Buyer is acquiring the Target Company Interests (and through such acquisition, the Target Companies and the assets) for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of applicable securities Laws. Buyer (i) is an “accredited investor,” as such term is defined in Regulation D of the Securities Act; (ii) will acquire the Target Company Interests for its own account and not with a view to a sale or distribution of the Target Company Interests in violation of the Securities Act, and the rules and regulations under the Securities Act, any state blue sky Laws or any other securities Laws; (iii) understands that the Target Company Interests have not been registered under the Securities Act or under any state securities or blue sky Laws, and, as a result, are subject to substantial restrictions on transfer; and (iv) acknowledges that the Target Company Interests must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky Laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such Laws.
(b)    Buyer is sophisticated in the evaluation, purchase, ownership and operation of assets similar to the Target Company assets. Buyer and its Affiliates have had access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer and its Affiliates have made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations and warranties of Seller expressly set forth in ARTICLE III and ARTICLE IV of this Agreement, in the Seller’s Closing Certificate or in any other Transaction Document), their own independent investigation, verification, analysis and evaluation of the Target Company Interests, the Target Companies and the assets of the Target Companies, and in making its decision to execute this Agreement and to purchase the Target Company Interests, Buyer has relied upon (i) the results of such independent investigation, verification, analysis and evaluation, (ii) the representations and warranties of Seller expressly set forth in ARTICLE III and ARTICLE IV of this Agreement, in the Seller’s Closing Certificate or in any other Transaction Document and (iii) the advice of its own legal, tax, economic, environmental and other advisors and not on any comments, statements, projections or other materials made or given by Seller or its Affiliates (including the Target Companies) with respect to the foregoing (other than the representations and warranties of Seller expressly set forth in ARTICLE III and ARTICLE IV of this Agreement, in the Seller’s Closing Certificate or in any other Transaction Document). Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor its Affiliates (including the Target Companies) makes any representations or warranties with respect to (A) any projection, estimate or budget delivered or made available to Buyer or its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Target Companies or the future business or operations of the Target Companies or (B) any other information or documents made available to Buyer, its Affiliates or Representatives with respect to the Target Companies and the Target Company Interests (including the business, assets, liabilities or operations of the Target Companies), except, in the case of each of (A) and (B), as expressly set forth in Article III and Article IV of this Agreement or in any other Transaction Document. Buyer further acknowledges that it has not relied on any representation by Seller other than those expressly set forth in ARTICLE III and ARTICLE IV of this Agreement, in the Seller’s Closing Certificate or in any other Transaction Document.
Section 5.8    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or threatened against Buyer. Buyer is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.
Section 5.9    Solvency. Immediately before and after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents, the accuracy of the representations and warranties of Seller set forth in this Agreement, the Seller’s Closing Certificate and the other Transaction Documents, and the performance by Seller of its obligations under this Agreement and the other Transaction Documents to which it is a party in all material respects, following the Closing Buyer will be Solvent.
Section 5.10    CFIUS Matters. Buyer is not a “foreign person” within the meaning of 31 C.F.R. § 800.224.
Section 5.11    Financing. At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund and pay the Purchase Price and any other amounts to be paid to Seller hereunder or under the other Transaction Documents. Buyer further acknowledges that its obligation to fund and pay the Purchase Price is not conditioned on receipt of any financing.
Section 5.12    Buyer Status Buyer (or, if it is a disregarded entity, the entity treated as owning its assets for federal income tax purposes) is not and will not become (a) a Disqualified Entity or (b) an entity the tax status of which will cause any portion of any Project to be subject to the alternative depreciation system under section 168(g) of the Code.
Section 5.13    Compliance of Law
(a)    Buyer is and has been in compliance with all applicable import and export control and economic sanctions Laws of the United States, and other jurisdictions in which it operates or to which it is subject, including the U.S. Export Administration Regulations, the U.S. Department of the Treasury Office of Foreign Asset Control economic sanctions regulations, the U.S. Bank Secrecy Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S.

Annunzio-Wylie Anti-Money Laundering Act of 1992, the U.S. Money Laundering Suppression Act of 1994, the U.S. International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the USA-Patriot Act and the U.S. Intelligence Reform and Terrorism Prevention Act of 2004.
(b)    Without in any way limiting the foregoing, Buyer or any officer, manager, employee or agent of Buyer has ever (i) violated the Anti-Corruption Laws; (ii) offered, made or received on behalf of Buyer thereof any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities (or promises thereof) of any money or anything of value, to (A) any public official in violation of any Anti-Corruption Law or otherwise illegally to any Person, (B) any public official for the purpose of improperly influencing any official act or decision of such official or improperly inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, or (C) any political party or official thereof or candidate for political office for the purpose of improperly influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of both clauses (B) and (C) above in order to assist Buyer to obtain or retain business for, or direct business to, Buyer; (iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Buyer for any reason; (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of Buyer, the business or operations of Buyer which was illegal under any applicable Laws of the United States or any other country having jurisdiction; or (v) made, requested, accepted or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law, rule or regulation, including Anti-Corruption Laws. There have not been any actual or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws, involving actual or alleged violations of Buyer, or any employee or agent acting on behalf of Buyer.
ARTICLE VI COVENANTS
Section 6.1    Conduct of the Company.
(a)    From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with ARTICLE IX (the “Interim Period”), except (i) as otherwise expressly provided by this Agreement or any of the other Transaction Documents, and (ii) as otherwise approved in writing by Buyer, Seller shall cause the Target Group Companies to conduct their respective businesses and operate the Projects in the ordinary course of business consistent with past practice.
(b)    Without limiting the generality of the foregoing, during the Interim Period, except (1) pursuant to, or as required under, any Material Contract, (2) as otherwise expressly provided by this Agreement or any of the other Transaction Documents, or (3) as otherwise approved in writing by Buyer, Seller shall not and shall cause the Target Group Companies not to:
(i)    amend the Governing Documents of any Target Group Company;
(ii)    authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of any Target Group Company, or issue any Rights to subscribe for or acquire any shares or Interests of any Target Group Company;

(iii)    except as required by GAAP or a change in applicable Law, change any accounting methods, principles or practices of any Target Group Company;
(iv)    make any change in ordinary course practices regarding cash management, the generation and collection of accounts receivable and other current assets, and the incurrence and payment of accounts payable and other current liabilities;
(v)    sell, transfer or otherwise dispose of any of the assets of the Target Group Companies (other than Cash) to any Person except in the ordinary course of business (and in arm’s length transactions to the extent such sale, transfer or disposition is to any Affiliate of Seller), or encumber any such assets other than with a Permitted Lien;
(vi)    permit any Target Group Company to (x) create, incur or assume any Indebtedness, or (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any Indebtedness of any Person;
(vii)    cancel any third party Indebtedness owed to any Target Group Company;
(viii)    make any acquisitions, investments or capital expenditures by any Target Group Company, except for capital expenditures in an amount less than $10,000 in the aggregate;
(ix)    liquidate, dissolve, recapitalize or otherwise wind up the business of any Target Group Company;
(x)    authorize, approve or permit any Target Group Company to merge or consolidate with, or purchase substantially all of the assets or businesses of, or Interests in, any Person;
(xi)    issue or sell any Interests of any Target Group Company, or any Right to acquire the same;
(xii)    enter into any Contract that if in effect on the date hereof would be a Material Contract or terminate or amend, or settle, compromise any claim under or waive any provision of any Material Contract or Project Lease;
(xiii)    amend or modify any Project Permit;
(xiv)    authorize, approve or permit any Target Group Company to enter into any joint venture, partnership, or other Contract involving a sharing of profits, losses, costs, or liabilities with any other Person (other than any Target Group Company) or relating to the ownership of a partnership, membership or other equity interest in any Person (other than another Target Group Company);
(xv)    initiate any litigation or settle or compromise any claim or litigation, in each case to which any Target Group Company is a party or by which any Target Group Company’s assets are bound whether now pending or hereafter made or brought, or waive, release or assign any rights or claims; and
(xvi)    agree, whether in writing or otherwise, to do any of the foregoing.
(c)    Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller and the Target Group Companies may take (or not take, as the case may be) such actions as may be reasonably required to preserve the business or operations of the Target Group Companies, avoid or mitigate an immediate risk of damage to physical property or the environment or safeguard the health of natural Persons under emergency circumstances, including with respect to (i) any operational emergencies (including any measures in response to any fire, hurricane, tornado, flood, earthquake, snow storm, ice storm or other natural or manmade disaster or weather-related event, circumstance or development), equipment failures or outages, and (ii) as required pursuant to applicable Law; so long as, in each case, Seller shall, upon receipt of notice of any such actions, promptly inform Buyer in writing (which may be via e-mail) of any such actions taken as a result of emergency circumstances or as required pursuant to applicable Law. In addition, Seller and the Target Group Companies shall use commercially reasonable efforts to make such distributions of available Cash prior to the Closing (to the extent received by Sellers or the Target Group Companies prior to the Closing) and to minimize the amount of Cash at Closing. Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Target Group Companies prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Target Group Companies and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.
Section 6.2    Access to Information. During the Interim Period, Seller shall permit or cause the Target Group Companies to permit Buyer, its Affiliates and its and their authorized agents or Representatives, including its independent accountants, to have reasonable access to and to examine, at all reasonable times and in a manner so as not to unreasonably interfere with the normal business operations of the Target Group Companies, the Properties, Contracts, Permits and Books and Records associated with the Target Group Companies and the Leased Real Property.
Section 6.3    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target Group Companies and the Projects, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.4    Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the conditions to closing set forth in ARTICLE VII.
Section 6.5    Consents and Approvals.
(a)    Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such Consents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents.
(b)    Seller and Buyer shall use commercially reasonable efforts to obtain, make or give all Seller Consents and Notices, Target Group Company Consents and Notices and Buyer Consents and Notices, as the case may be.
(c)    Without limiting the generality of the Parties’ undertaking pursuant to Section 6.5(a) and Section 6.5(b), each of the Parties shall use all commercially reasonable efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document;
(iii)    in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
(d)    If any Consent necessary to preserve any right or benefit under any Contract to which any Target Group Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and such Target Group Company in attempting to obtain such Consent as promptly thereafter as practicable. If such Consent cannot be obtained, Seller shall use its commercially reasonable efforts to provide such Target Group Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, such Target Group Company shall assume all obligations and burdens thereunder.
(e)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or any Target Group Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(f)    Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, any Target

Group Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any other Transaction Document.
Section 6.6    Public Announcements. Subject to advice of counsel that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, each Party shall, and shall cause its Subsidiaries and Affiliates (as applicable), to (a) consult with the other Party regarding the making and timing and content of all announcements regarding this Agreement, the Closing and the other transactions contemplated by this Agreement or any of the other Transaction Documents to any Governmental Authority or the general public and (b) agree upon the text of any such announcement with the other Party prior to its release, which agreement shall not be unreasonably withheld, conditioned or delayed by any Party; provided that the foregoing shall not restrict any Party from (i) disclosing any information regarding the transactions contemplated by this Agreement or the other Transaction Documents (A) to any of its financing sources which are apprised of, and agree to comply with, the provisions of Section 6.3, and (B) as required pursuant to applicable Law or the rules of a national securities exchange, or (ii) issuing any press release included or incorporated by reference in any such required disclosure; provided, further, that in the case of any disclosure or the issuance of any press release in reliance on the preceding clause (i) or (ii), the disclosing Party shall notify the other Party of any such disclosure and the information so disclosed, and deliver to the other Party in advance a copy of any such press release, and in either such case the information disclosed shall be limited to that which is reasonably necessary or required, including (if Buyer is the disclosing Party) information regarding the states where the assets are located, the identity of Seller, and the projected cashflows from and the size of the portfolio of assets owned by the Target Group Companies.
Section 6.7    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:
(i)    retain the Books and Records of each Target Group Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Target Group Company; and
(ii)    upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records;
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any Target Group Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:
(i)    retain the books and records of Seller which relate to the Target Group Companies and their respective operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Buyer or any Target Group Company reasonable access (including the right to make, at Buyer’s expense, photocopies) during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records pursuant to this Section 6.7 where such access would violate any Law.
Section 6.8    Tax Matters.
(a)    Tax Treatment. Buyer and Seller agree that for all applicable income Tax purposes, (i) the purchase of the membership interests in the Wholly-Owned Target Companies will be treated for tax purposes as a purchase and sale of all of the assets of such Wholly-Owned Companies, (ii) the purchase of the membership interests in the Partially-Owned Target Company will be treated as a purchase of an interest in a partnership, and that (iii) for the avoidance of doubt, each Project subject to a Lease Agreement shall be treated as the sole and exclusive property of Buyer and the applicable Project Company, and that the Lease Agreement shall be treated as a lease of such Project to the applicable lessee.
(b)    Tax Returns. Seller shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Target Group Companies for all Tax periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) that are first due after the Closing Date, and any Pass-Through Income Tax Return of the Partially-Owned Target Company for the 2023 calendar year (the “Seller Prepared Tax Returns”). The Seller Prepared Tax Returns shall be prepared and filed in a manner consistent with past practices of the Target Group Companies, except as otherwise required by applicable Law. Seller shall provide Buyer with a draft of any Seller Prepared Tax Returns at least thirty (30) days prior to the due date thereof (including extensions) for Buyer’s review and comment, and shall incorporate Buyer’s reasonable comments. Buyer shall cause each Target Group Company to prepare and file (or cause to be prepared and filed) all other Tax Returns of the Target Group Companies for any Straddle Period (each, a “Straddle Period Return”), consistent with the past practices of such Target Group Company, except as otherwise required by Law. Buyer shall provide Seller with a draft of any Straddle Period Return at least thirty (30) days prior to the due date thereof (including extensions) for Seller’s review and comment, and shall incorporate Seller’s reasonable comments; provided, that Buyer shall provide Seller with a draft K-1s related to any Pass-Through Income Tax Return of the Partially-Owned Target Company by May 15th and a final K-1s by July 15th, in each case of the year following the applicable taxable period. Except to the extent specifically included as an asset in Closing Working Capital (as finalized pursuant to Section 2.4), with respect to any Straddle Period Return, Seller shall pay to Buyer on or before due date for such Tax Return all Taxes shown as attributable to the pre-Closing portion of such Straddle Period, calculated in a manner consistent with Section 6.8(f).
(c)    Post-Closing Actions.
(i)    From and after the Closing Date, without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), none of Buyer, any of its Affiliates (including any Target Group Company), or any Representatives thereof, shall (A) file, re-file, amend, or supplement any Tax Return for any Tax period (or portion thereof) ending on or before the Closing Date, (B) change any method or period of accounting for any Tax period (or portion thereof) ending on or before the Closing Date, (C) make, change, approve or consent to any Tax election with respect any Target Group Company effective for any Tax period (or portion thereof) ending on or before the Closing Date or with respect to the transactions contemplated by this Agreement, (D) extend or waive the limitation period applicable to any Tax claim or assessment relating to any Tax period (or portion thereof) ending on or before the Closing Date, or (E) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Target Group Company that were originally due on or before the Closing Date, in each case to the extent doing so could affect any Pass-Through Income Tax Return for any Tax period (or portion thereof) ending on or before the Closing Date, reduce the amount of any Tax Refund to which Seller would otherwise be entitled, or result in any adverse tax consequences to Seller, unless required by applicable Law or a determination within the meaning of Section 1313 of the Code.
(d)    Tax Proceedings. Seller and Buyer shall notify the other within ten (10) days of the receipt by such Party (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to any Target Group Company for which Seller (or any of its Affiliates) may be liable whether directly on a pass-through basis (such as income Taxes), or otherwise (a “Tax Proceeding”). Subject to the provisions of any Tax Equity Documents, Seller shall be entitled to control and defend any Tax Proceeding related solely to a Pre-Closing Tax Period; provided, however, Seller shall (i) permit Buyer to participate (at its own expense) in such Tax Proceeding, (ii) keep Buyer reasonably informed of the developments and status of such Tax Proceeding, and (iii) not settle or compromise any such Tax Proceeding without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed. If Seller does not elect to control the resolution of a Tax Proceeding or in the case of any Tax Proceeding related to a Straddle Period or related only in part to a Pre-Closing Period, Buyer shall control and defend any such Tax Proceeding; provided, however, Buyer shall (i) permit Seller to participate (at its own expense) in such Tax Proceeding, (ii) keep Seller reasonably informed of developments and the status of such Tax Proceeding and (iii) not settle or compromise such Tax Proceeding without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. If at the conclusion of any Tax Proceeding relating to a Straddle Period any Taxes of or with respect to any Target Group Company (or any Target Group Company operations or assets) are assessed, Seller shall pay to Buyer the portion of such Taxes attributable to the pre-Closing portion of such Straddle Period, without duplication, calculated in a manner consistent with Section 6.8(f).
(e)    Tax Refunds. Except to the extent specifically included as an asset in Closing Working Capital (as finalized pursuant to Section 2.4), Seller shall be entitled to any overpayment, refund, credit or similar benefit of Taxes of the Target Group Companies with respect to any Tax period (or portion thereof) ending on or before the Closing Date (collectively, “Tax Refunds”). Buyer shall pay, or cause to be paid, to Seller the amount of any Tax Refund (plus any interest actually received with respect thereto from an applicable Governmental Authority), net of any reasonable out-of-pocket expenses (including Taxes) incurred in connection with receiving such Tax Refund, within ten (10) days of receipt of such Tax Refund. Buyer shall, upon request, permit Seller to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.
(f)    For purposes of determining any Tax attributable to the pre-Closing portion of any Straddle Period under this Section 6.8, and for any other applicable purposes under this Agreement, in the case of any Tax for any Straddle Period, the portion allocable to the portion of such Straddle Period ending as of 12:00:01 a.m. Eastern Time on the Closing Date shall: (a) in the case of any Tax based upon or related to income, sales, payroll, or receipts, be determined on the basis of a deemed closing of the books of the Target Group Companies as of the Closing Date and (b) in the case of real or personal property Taxes and other similar periodic or ad valorem Taxes, be deemed to be equal to the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.
(g)    Seller shall take all actions reasonably necessary and within their control to cause the Partially-Owned Target Company (and any other entity classified as a partnership for federal income tax purposes in which Seller or any Target Group Company holds an interest) to make an election under Section 754 of the Code.
(h)    Cooperation. Buyer and Seller shall, and shall cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Target Group Companies, (ii) determining liabilities for Taxes or a right to refund of Taxes of or with respect to the Target Group Companies or (iii) conducting any audit or other action with respect to Taxes of or with respect to the Target Group Companies.
Section 6.9    Insurance. Buyer acknowledges that, at or promptly following the Closing, the insurance policies maintained by Seller or its Affiliates for the benefit of any Target Company shall be terminated or modified to exclude coverage of each Target Company, and, as a result, Buyer shall be obligated from and after Closing to self-insure or obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by or for the benefit of any Target Company. If required by Law or Contract, Buyer shall provide to Governmental Authorities and Third Parties evidence of such replacement or substitute insurance coverage for the continued operations of the business of each Company following the Closing.
Section 6.10    Removal of Retained Marks. Retained Marks may appear on some of the assets of the Target Companies, including on signage throughout the real property of the Target Companies, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Target Companies. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the Retained Marks. Buyer shall (a) within one hundred eighty (180) days after the Closing Date, use commercially reasonable efforts to remove the Retained Marks from the public-facing assets of the Target Companies, including signage on the real and personal property of the Companies, and provide written verification thereof to Seller promptly after completing such removal; and (b) within thirty (30) days after the Closing Date, return or destroy (with written confirmation of destruction) all stationery, brochures, advertising materials, manuals and similar consumable items of the Target Companies that contain any Retained Marks that are not removable. Buyer shall not conduct any business or offer any goods or services under the Retained Marks. Buyer shall not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Retained Marks or otherwise operate the Target Companies in any manner which would or might confuse any Person into believing that Buyer has any right, title, interest or license to use the Retained Marks.
Section 6.11    Support Obligations. Within sixty (60) days after the Closing Date, Buyer shall replace each Support Obligation of or procured by Seller or any of its Affiliates that is set forth on Section 6.11 of the Seller Disclosure Schedules, and Seller shall cooperate in all reasonable respects with Buyer; provided, however, that Buyer shall not have the obligation to replace any cash deposits set forth on Section 6.11 of the Seller Disclosure Schedules. Except to the extent relating to or arising out of a breach by Seller or any of its Affiliates (including any Target Group Company) prior to the Closing, in the event that any of the foregoing Support Obligations of or procured by Seller or any of its Affiliates is drawn upon after the Closing and prior to its replacement by Buyer, Buyer shall promptly indemnify and reimburse Seller or the applicable Seller Affiliate for the amount of any such draw plus all other out-of-pocket costs and expenses reasonably incurred in connection therewith. Notwithstanding the foregoing provisions of this Section 6.11, Buyer shall have no obligation to replace any Support Obligation if and to the extent the underlying obligation has been satisfied and the applicable Support Obligation is no longer required.

Section 6.12    Further Assurances; Post-Closing Accounting Matters.
(a)    Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, the Target Group Companies) to execute and deliver such further instruments, and take or cause their respective Affiliates (including, with respect to Buyer, the Target Group Companies) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
(b)    Without limiting the foregoing, Seller agrees that from and after the Closing Date, Seller shall (i) deliver to Buyer any Books and Records of any Target Group Company which Buyer reasonable requests, as well as such certificates, documents, instruments and site access keys that Buyer reasonably requests for the purpose of transitioning ownership and signing authorization regarding bank accounts and other Target Group Company assets to Buyer and its Representatives; (ii) cooperate with Buyer to ensure all actions shall have been taken as reasonably necessary to transfer to the applicable accounts of Buyer or its Affiliate each Project’s solar renewable energy certificate (SREC) account, including each applicable System Change Form for addresses and remittances; (iii) obtain or provide such consents, directions, introductions and notifications to third parties in connection with transition matters as Buyer may reasonably request; (iv) for a period of three (3) months, provide assistance with invoicing and revenue collection under Contracts of the Target Group Companies, and making payments to Tax authorities, lessors, vendors, suppliers and counterparties to Contracts of the Target Group Companies and (v) otherwise provide commercially reasonable assistance to Buyer in connection with transitioning ownership and management of each Project to Buyer as and when reasonably requested by Buyer.
(c)    Without limiting Section 6.12(a) in any respect, Buyer shall pay (or cause to be paid) to Seller within ten (10) Business Days of receiving any such amount, all payments received by the Target Group Companies after the Closing Date in respect of any Accounts Receivable (i) recorded prior to the Closing Date to the extent such Accounts Receivable are included but not assigned any value, (ii) collected more than one hundred and twenty (120) days after the date that such revenue is first recognized on the Books and Records of the Target Group Companies; and (iii) not included in the calculation of Current Assets on the Adjustment Statement (whether or not required to be included).
(d)    Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer copies of each of the Target Group Companies’ unaudited consolidated balance sheet, statement of operations and statement of cash flows for the year ended December 31, 2023, in each case in accordance with GAAP, including footnotes (collectively, the “2023 Financial Statements”).
(e)    The Parties hereby acknowledge that, as of the Closing Date, Rule 3-05 of Regulation S-X is not anticipated to apply to the acquisition of the Target Group Companies by Buyer. However, to the extent that, subsequent to the Closing Date, Buyer reasonably determines that Rule 3-05 of Regulation S-X applies to the acquisition of the Target Group Companies by Buyer, Seller agrees that it shall provide all historical information available to Seller to Buyer so that Buyer can prepare financial statements or other financial information to the extent required by the Securities and Exchange Commission (“SEC”). Seller shall provide reasonable access to its accountants for assistance, provided that such assistance shall not require the Seller to prepare audited financial statements.
Section 6.13    Compliance with NJ Bulk Sales Law. Promptly following the execution and delivery of this Agreement by the Parties, Seller shall provide to Buyer such information as Buyer may request in order to permit Buyer to file in a timely manner with the Bulk Sale Section of the New Jersey Division of Taxation (the “NJ Division”) a Notification of Sale, Transfer, or

Assignment in Bulk (C-9600) to the extent required by the NJ Bulk Sales Law. Thereafter the Parties agree to cooperate in establishing any escrow of such portion of the Purchase Price to be paid at Closing that may be required by the NJ Division in accordance with the NJ Bulk Sales Law. The Parties further agree to use commercially reasonable efforts to avoid the imposition of such an escrow under NJ Bulk Sales Law.
Section 6.14    Designated Receivables. Buyer and Seller acknowledge that certain of the Target Group Companies have certain outstanding receivables that remain pending as further described in Section 6.14 of the Disclosure Schedules (the “Designated Receivables”). Buyer acknowledges that the Designated Receivables were not taken into account in determining the Purchase Price and agrees to cooperate with Seller as reasonably necessary (not to require Buyer to incur any out-of-pocket expense) to obtain such Designated Receivables and promptly pay over to Seller any Designated Receivables actually received by Seller or the applicable Target Group Companies.
Section 6.15    Non-Imputation Affidavits. Following the Closing, Seller shall, promptly upon Buyer’s request, execute a non-imputation affidavit and indemnity in favor of the title company with respect to each owner’s policy of title insurance in connection with Buyer’s purchase of such policies.
Section 6.16    Interconnection Cost Refunds. If, following the Closing, the applicable Target Group Company receives from the applicable utility any refund in respect of Interconnection Costs overpaid prior to Closing by such Target Group Company under the applicable interconnection agreement with respect to the Loring Project or Caribou Project (each as identified on Schedule A), Buyer shall cause such Target Group Company to remit such refund to Seller within ten (10) Business Days of such Target Group Company’s receipt thereof.
Section 6.17    Dismissal of Gloucester City Action. Seller shall use commercially reasonable efforts to shall cause New Jersey Superior Court, Law Division – Civil Part Camden County Docket No. CAM-L-00724-21 to be dismissed with prejudice as soon as possible.
Section 6.18    Reliance Letters. Seller shall use commercially reasonable efforts to deliver to Buyer a reliance letter for each Phase I Environmental Site Assessment provided pursuant to Section 7.1(o) executed by the environmental professional that prepared such Phase I Environmental Site Assessment permitting the applicable Project Company and Buyer to rely thereon.
Section 6.19    Saugerties Phase I. Seller shall use commercially reasonable efforts to deliver to Buyer a satisfactory Phase I Environmental Site Assessment with respect to the Saugerties Project (as identified in Schedule A) prepared by a licensed environmental professional and performed in accordance with ASTM standard E1527-21 (with all components therein performed no more than one hundred eighty (180) days prior to the Closing Date) and, to the extent reliance is not granted in the report, a letter executed by the environmental professional permitting the Saugerties Project Company (as identified in Schedule A) and Buyer to rely thereon, all at Seller’s expense.
Section 6.20    Loring and Caribou Credit Support. Seller shall use commercially reasonable efforts to cause delivery of all applicable credit support from the offtakers with respect to the Loring Project and the Caribou Project.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Buyer’s Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)    Representations and Warranties. Other than the Seller Fundamental Representations, the representations and warranties of Seller set forth in ARTICLE III and ARTICLE IV shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(b)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Seller prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing.
(c)    Closing Certificate. Seller shall execute and deliver to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied (the “Seller’s Closing Certificate”).
(d)    Secretary’s Certificate. Seller shall execute and deliver to Buyer a certificate, dated as of the Closing Date, certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the manager and members of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) the names and signatures of officers of Seller who are authorized to execute and deliver this Agreement and the Transaction Documents, (iii) that attached thereto are true and complete copies of the Governing Documents of Seller and each Target Group Company as in effect on the Closing Date, (iv) that attached thereto is a certificate of good standing with respect to Seller from the State of Delaware, dated no more than ten (10) days prior to the Closing Date, and (v) that attached thereto are certificates of good standing with respect to each Target Group Company from such Target Group Company’s jurisdiction of formation and each other jurisdiction in which the ownership of its Properties or the nature of its activities makes qualification or authorization necessary, in each case dated no more than ten (10) days prior to the Closing Date.
(e)    Transaction Documents. Seller shall deliver to Buyer an executed counterpart of each of (i) the Assignment of Interests, (ii) the Lease Agreement, (iii) the Asset Management Agreement, (iv) each of the other Transaction Documents to which Seller is a party, and (v) any other documents specified to be delivered by Seller to Buyer hereunder.
(f)    Tax Certificate. Seller (or if Seller is disregarded as an entity separate from its owner, the Person who is treated for federal income Tax purposes as the owner of

Seller’s assets) shall deliver to Buyer a duly executed and completed IRS Form W-9 showing that no withholding is required with respect to payments by Buyer to Seller hereunder.
(g)    Resignations. Each manager or each member of the board of managers (or other similar body), as applicable, and any officers of each Target Group Company shall have executed and delivered to Buyer a letter of resignation resigning as manager or member of such board or officer.
(h)    No Material Adverse Effect. Since the Effective Date, there shall not have occurred any Material Adverse Effect.
(i)    [Reserved].
(j)    [Reserved]
(k)    ALTA/NSPS Surveys. Other than as specified in Section 7.1(k) of the Seller Disclosure Schedules, Seller shall have delivered, no fewer than three (3) Business Days prior to the Closing Date, an ALTA survey of each Project Site, prepared and certified to the applicable Project Company by a licensed surveyor reasonably satisfactory to Buyer in accordance with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, showing the as-built location of the applicable Project, the point of interconnection, the location of all easements with recording numbers, all setback lines, encroachments, the zoning of such Project, and whether any part of such Project is in a designated flood plain.
(l)    Title Commitments. Seller shall have delivered, (1) with respect to each Project Site specified on Part 1 of Section 7.1(l) of the Seller Disclosure Schedules, a title commitment, each dated within sixty (60) days of the Effective Date, in form and substance reasonably satisfactory to Buyer, and (2) with respect to each Project Site specified on Part 2 of Section 7.1(l) of the Seller Disclosure Schedules, a pro forma owner’s policy of title insurance, in such coverage amounts and with such endorsements as are reasonably required by Buyer, and a corresponding title commitment, each dated within sixty (60) days of the Effective Date, in form and substance reasonably satisfactory to Buyer.
(m)    Interconnection Studies and Agreement. Seller shall have delivered to Buyer, no fewer than three (3) Business Days prior to the Closing Date, all interconnection studies (including CESIR studies, ISO studies and i.3.9 approval) and signed interconnection agreements between each Target Group Company and the applicable utility.
(n)    Permits. All discretionary and non-ministerial Permits, including, but not limited to, site plan approvals and storm water prevention permit, from Governmental Authorities having jurisdiction over the Projects and Project Sites required for the operation of the Projects shall have been obtained, shall be in full force and effect, and shall be final and non-appealable. All fees and charges with respect to any such Permit required prior to the Closing Date shall have been paid in full.
(o)    Phase Is. Except with respect to Projects that are rooftop systems (as identified on Schedule A), Buyer shall have received a satisfactory Phase I Environmental Site Assessment with respect to each Project prepared by a licensed environmental professional and performed in accordance with ASTM standard E1527-21 (with all components therein performed no more than one hundred eighty (180) days prior to the Closing Date) and, to the extent reliance is not granted in the report, a letter executed by the environmental professional permitting the applicable Project Company and Buyer to rely thereon, all at Seller’s expense.

(p)    Easements. Buyer shall have received signed easements from all parties that are necessary to construct, access and interconnect each Project.
(q)    Project Leases. Except with respect to the Fee Simple Projects, a signed Project Lease between the Project Site lessor (each, a “Site Lessor”) and the applicable Project Company, in each case evidencing a lease term consistent with the terms listed in the Inputs Workbook and otherwise in form and substance reasonably satisfactory to Buyer, shall be in full force and effect.
(r)    Memorandums of Lease. With respect to each Project Lease, a memorandum of lease signed by the applicable Project Company and Site Lessor shall have been recorded in the applicable real property records.
(s)    SNDAs. With respect to any Project Site subject to a mortgage, deed of trust or similar Lien, Buyer shall have received a subordination and non-disturbance agreement, in form and substance reasonably acceptable to Buyer, signed by the applicable mortgagee, Site Lessor and Project Company and recorded in the applicable real property records.
(t)    Fee Simple Projects. With respect to each of the Fee Simple Projects, Buyer shall have received evidence satisfactory to Buyer that the applicable Target Group Company has good and marketable fee simple title to the land constituting the Project Site.
(u)    Real Estate Property Tax Values. Buyer shall have received evidence satisfactory to Buyer that the annual real property Taxes are consistent with the values listed in the Inputs Workbook.
(v)    Estoppels. Except to the extent waived by Buyer in its discretion, Buyer shall have received a fully-executed estoppel from (i) each offtaker, subscriber or purchaser pursuant to each power purchase agreement, subscription agreement or similar offtake agreement in respect of a Project, (ii) each purchaser of renewable energy credits from a Project, (iii) each lessor of Leased Real Property, and (iv) each provider of operation and maintenance, asset management, subscription management or similar management services with respect to a Project, in each case (x) in respect of estoppels contemplated by clauses (i) and (ii), to the extent such Person is listed on Section 7.1(v) of the Seller Disclosure Schedules, and (y) in form and substance substantially similar to the forms set forth in Exhibit E and otherwise satisfactory to Buyer and dated no more than thirty (30) days prior to the Closing Date.
(w)    No Defaults or Terminations. No default or event of termination shall have occurred or be continuing under any Project Lease or interconnection agreement.
(x)    VDER Stack Components. Buyer shall have received evidence satisfactory to Buyer that the VDER stack components are consistent with the values listed in the Inputs Workbook.
(y)    Eligibility to Sell RECs and SRECs. Buyer shall have received evidence satisfactory to Buyer that each of the Projects is eligible to sell Renewable Energy Certificates and Solar Renewable Energy Certificates in the programs set forth with respect to such Project in Schedule A.
(z)    Revenue Contracts. Buyer shall have received copies of all revenue contracts and offtake agreements with respect to the Projects, including, but not limited to, all Contracts to sell electrical energy, capacity, power, bill credits or renewable energy credits (or similar credits or “green tags”) to any Person, power purchase agreements, Solar Renewable

Energy Certificate sale agreements, VDER award summaries, community solar offtake agreements, Small C&I PPAs and VNEM agreements.
(aa)    Invoices. Buyer shall have received copies of all invoices paid to Seller or a Target Group Company for all revenue contracts.
(bb)    Amendment to Tax Equity LLCA. Buyer shall have received a fully executed amendment and restatement of the Tax Equity LLCA, dated as of the Closing Date, in form and substance satisfactory to Buyer.
(cc)    Third Funding Date Contribution. The Third Funding Date Contribution shall have occurred with respect to each of the Loring and Caribou Projects (each as identified on Schedule A) under the Tax Equity LLCA.
(dd)    Decommissioning Bond Escrows. Buyer shall have received evidence satisfactory to Buyer that decommissioning bond escrow amounts with respect to each Project are sufficient to meet such Project’s respective obligations and will transfer to Buyer upon Closing.
(ee)    Target Group Company Documents. Buyer shall have received copies of all Contracts and other documents applicable to the Target Group Companies, and all such Contracts, documents, reports and Permits (other than any building or electrical Permit) shall be in the name of the applicable Target Group Company (or shall run with the Project Sites).
(ff)    Subscription Management Agreement. The Subscriber Management Services Agreement and the related Resi PPAs shall have been assigned to Buyer pursuant to an assignment and assumption agreement between Seller, Common Energy LLC and Buyer in form and substance satisfactory to Buyer.
Section 7.2    Seller’s Conditions Precedent to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:
(a)    Accuracy of Buyer’s Representations and Warranties. Other than the Buyer Fundamental Representations, the representations and warranties of Buyer set forth in ARTICLE V shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.
(b)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Buyer prior to or at the Closing, shall have been performed and complied with in all material respects prior to or at the Closing.
(c)    Certificate. Buyer shall execute and deliver to Seller a certificate executed, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Transaction Documents. Buyer shall deliver to Seller an executed counterpart of each of (i) the Lease Agreement, (ii) the Asset Management Agreement, (iii) each of the other Transaction Documents to which Buyer is a party, and (iv) any other documents specified to be delivered by Buyer to Seller hereunder.
Section 7.3    Mutual Conditions to Closing. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be mutually waived in writing by Buyer and Seller:
(a)    Consents. Each of the Consents listed in Section 3.4(b) and Section 4.14(b) of the Seller Disclosure Schedules and Section 5.3(b) of the Buyer Disclosure Schedules shall have been duly obtained and be in full force and effect, and all terminations or expirations of applicable waiting periods imposed by any Governmental Authority with respect to the transactions contemplated by this Agreement (including under the HSR Act) shall have occurred or expired and no appeal having been filed with respect to any of the foregoing.
(b)    No Injunctions. On the Closing Date, there shall be no Laws or Governmental Orders in effect that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement.
(c)    No Action or Proceeding. No Action shall have been commenced against Buyer, Seller or any Target Group Company which would prevent the Closing.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival. The representations and warranties of Seller and Buyer contained in ARTICLE III, ARTICLE IV and ARTICLE V, and in any agreement, certificate or other instrument delivered by such Party or its Affiliates pursuant to this Agreement, shall survive until the date that is eighteen (18) months after the Closing Date (or if such date is not a Business Day, the next Business Day thereafter); provided that (i) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely and (ii) the representations and warranties of Seller contained in Section 4.8 (Tax Matters), Section 4.13 (Environmental Compliance) and Section 4.12 (Energy Regulatory) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and, in each case, any written claim by Buyer with respect to any breach or inaccuracy thereof may be given at any time up to or including such applicable date; and provided further that any claim with respect to fraud, intentional misrepresentation or willful breach by Seller or Buyer may be made at any time. All covenants shall survive the Closing and survive indefinitely, except those that by their terms expire earlier, provided that the covenants contained in Section 6.1 of this Agreement shall expire on the date that is twelve (12) months after the Closing Date.
Section 8.2    Obligation of Seller to Indemnify. From and after the Closing Date, subject to the provisions of this ARTICLE VIII, Seller shall indemnify, defend and hold harmless Buyer and each of its managers, members, directors, officers, employees, agents, Affiliates and Representatives, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against all liabilities, losses, damages, judgments, amounts paid in settlement, fines, monetary penalties, costs, charges, Taxes, fees, interest and expenses, including reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) incurred in connection with or arising out of or resulting from:

(a)    the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement;
(b)    the breach of any covenant or agreement of Seller contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement;
(c)    any Indebtedness or any Target Group Company Transaction Expenses that remain unpaid following the Closing;
(d)    any of the liabilities or obligations of Seller or any Affiliate of Seller (including any liabilities or obligations under any Tax-sharing agreements) with respect to Taxes except to the extent specifically included as an asset in Closing Working Capital (as finalized pursuant to Section 2.4) that are solely attributable to the ownership or operations of the Target Group Companies prior to the Closing or Transfer Taxes, except to the extent of Buyer’s responsibility therefor pursuant to Section 2.6, with respect to the sale of the Target Company Interests pursuant to this Agreement on account of or with respect to one or more of the Target Group Companies, the nonpayment of which could result in a Lien;
(e)    any liability to any Person under the Tax Equity Documents arising from events occurring or circumstances existing prior to the Closing and for any recapture of any tax credit pursuant to Section 50 of the Code resulting from the transfer of Interests pursuant to this Agreement;
(f)    any additional Interconnection Costs owed or payable by the applicable Target Group Company to the applicable utility under the applicable interconnection agreement with respect to the Loring Project or Caribou Project (each as identified on Schedule A), respectively;
(g)    any of the matters set forth on Exhibit F.
Section 8.3    Obligation of Buyer to Indemnify. From and after the Closing Date, subject to the provisions of this ARTICLE VIII, Buyer shall indemnify, defend and hold harmless Seller and its managers, members, directors, officers, employees, agents, Affiliates and Representatives, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against all Losses incurred in connection with or arising out of or resulting from:
(a)    the breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement to the extent not waived in writing by Seller; or
(b)     the breach of any covenant or agreement of Buyer contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement.
Section 8.4    Indemnification Procedure.
(a)    Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall, within the period provided in Section 8.1, give Buyer or Seller, as applicable (the “Indemnifying Party”), notice describing in reasonable detail the facts giving rise to any claims for indemnification hereunder (a “Claim Notice”) and shall include in the Claim Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided that a Claim Notice in respect of any action by or against a third party as to which indemnification will be sought shall be given promptly after the Indemnified Party receives notice of the commencement of such action or suit. The failure of an Indemnified Party to provide a Claim Notice with respect to a third-party claim shall not relieve the Indemnifying Party of any Liability, except to the extent the Indemnifying Party demonstrates that the defense of such third-party claim is actually and materially prejudiced as result thereof.
(b)    From and after the receipt of the Claim Notice in respect of a third-party claim (excluding any claims relating to Taxes), the Indemnifying Party shall have the right, at its own cost, to assume and conduct the defense in its own name or in the names of the Indemnified Parties if the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Parties in respect of such third-party claim. The Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of such third-party claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Any Indemnified Parties shall have the right to employ separate counsel in any such third-party claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Parties; provided that the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have control over, at the Indemnifying Party’s expense, the defense of any third-party claim (i) if the Indemnifying Party shall have failed to acknowledge its indemnification obligations hereunder, (ii) if the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party, (iii) if the Indemnified Party, based on advice of counsel to the Indemnified Party, shall have concluded that there are defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, (v) to the extent the third-party claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party, or (vi) in the event the Indemnified Party is a Buyer Indemnified Party, if the third-party claim seeks damages in excess of the applicable limitation of liability set forth in Section 8.5(b).
(c)    The party or parties conducting the defense (x) shall keep the other parties reasonably informed as to the status of such matter and shall promptly send copies of all pleadings, and (y) shall not enter into any settlement, compromise or consent to judgment without the prior consent of the other Party; provided that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party that only imposes monetary obligations that are paid by the Indemnifying Party and contains a release of the Indemnified Party from all liability thereunder.
Section 8.5    Measure of and Limitations upon Indemnification.
(a)    The amount of the Indemnifying Party’s liability under this Agreement shall be determined net of any insurance proceeds actually received by the Indemnified Party, in connection with such Loss or the circumstances resulting in the Loss, that reduce the Loss suffered or incurred by the Indemnified Party, less the costs of collection thereof and any related increases in insurance premiums or other chargebacks (it being agreed that the Indemnified Party shall have no obligation to seek to recover any insurance proceeds in connection with making a claim under this ARTICLE VIII). If the Indemnified Party or any of its Affiliates actually receives insurance proceeds described in this Section 8.5(a) after an indemnification payment is made, the Indemnified Party shall promptly refund to the Indemnifying Party such amount (not to exceed the amount received from the Indemnifying Party).
(b)    Buyer Indemnified Parties shall not be entitled to make any claim for indemnification under Section 8.2(a) unless the total of all claims made by Buyer Indemnified Parties in respect of Section 8.2(a) exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”), in which case Buyer Indemnified Parties will be entitled to recover the full amount (including the Basket Amount), to the extent otherwise allowable hereunder. Seller Indemnified Parties shall not be entitled to make any claim for indemnification under Section 8.3(a) unless the total of all claims made by Seller Indemnified Parties in respect of Section 8.3(a) exceeds the Basket Amount, in which case Seller Indemnified Parties will be entitled to recover the full amount (including the Basket Amount), to the extent otherwise allowable hereunder. An Indemnifying Party’s liability for any Losses under Section 8.2(a) or Section 8.3(a), as applicable, shall be limited to an amount equal to fifteen percent (15%) of the Purchase Price. An Indemnifying Party’s liability for any Losses under Section 8.2(b) through Section 8.2(g) or Section 8.3(b), as applicable, shall be limited to an amount equal to the Purchase Price. Notwithstanding the foregoing or anything in this Agreement to the contrary: (i) claims of fraud, intentional misrepresentation or willful breach shall not be subject to any Basket Amount or other liability limit and (ii) claims with respect to any breach or inaccuracy of the Seller Fundamental Representations, the Buyer Fundamental Representations or the representations and warranties contained in Section 4.8 or Section 4.12 shall not be subject to any Basket Amount but liability for Losses resulting therefrom shall be limited to an amount equal to the Purchase Price. Seller shall have no right to seek contribution from any Target Group Company with respect to all or any part of any of such indemnification obligations under this ARTICLE VIII. Solely for purposes of this ARTICLE VIII, any qualifications in the representations, warranties and covenants with respect to materiality, material adverse effect, Material Adverse Effect or similar qualification shall be disregarded and will not have any effect (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto).
Section 8.6    Mutual Release.
(a)    Effective as of the Closing, Seller, on behalf of itself and its Affiliates and its and their former, current and future Representatives, successors and assignees (collectively, the “Seller Releasors”), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges the Target Group Companies and their current and former Representatives, as well as their present and future equityholders, Subsidiaries, Affiliates, and each of the future Representatives, equityholders and control persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing, from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, arising out of or relating to the Target Group Companies prior to the Closing (the “Seller Released Claims”). Notwithstanding anything to the contrary in this Agreement, the Seller Released Claims shall not include any (i) claims or rights arising under or related to this Agreement or the other Transaction Documents or (ii) claims for fraud or criminal or willful misconduct.
(b)    Effective as of the Closing, Buyer, on behalf of itself and its Affiliates and its and their former, current and future Representatives, successors and assignees (collectively, the “Buyer Releasors” and together with the Seller Releasors, the “Releasors”), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges the current and former Representatives of the Target Group Companies, as well as their present and future equityholders, Subsidiaries, Affiliates, and each of the future Representatives, equityholders and control persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing, from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, arising out of or relating to the Target Group Companies prior to the Closing (the “Buyer Released Claims” and together with the Seller Released Claims, the “Released Claims”). Notwithstanding anything to the contrary in this Agreement, the Buyer Released Claims shall not include any (i) claims or rights arising under or related to this Agreement or the other Transaction Documents or (ii) claims for fraud or criminal or willful misconduct.
(c)    In signing this Agreement, each of Seller and Buyer, on behalf of itself and the applicable Releasors, expressly waives and relinquishes all rights and benefits provided by any applicable statute or common law principle to the effect that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”. Thus, notwithstanding any such provisions, and for the purpose of implementing a full and complete release and discharge of the Released Claims, each of Seller and Buyer, on behalf of itself and the applicable Releasors, expressly acknowledges that the general release and waiver of claims set forth in this Section 8.6 is intended to include in its effect, without limitation, all claims which the Releasors do not know or suspect to exist in such party’s favor at the time each of Seller and Buyer, on behalf of itself and the applicable Releasors, sign it, and that this Agreement contemplates the extinguishment of any and all such claims.
Section 8.7    Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this ARTICLE VIII as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or Taxing Authority interpretations thereof.
ARTICLE IX
TERMINATION
Section 9.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, in accuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or
(ii)    Any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any such condition will not be, fulfilled by February 29, 2024 (the “Termination Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that if the only conditions that have not been satisfied or waived as of the Termination Date are the obtaining of any Consents from any Governmental Authority, the Termination Date shall be automatically extended for an additional sixty (60) days;
(c)    by Seller by written notice to Buyer if:
(i)    Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, in accuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or
(ii)    Any of the conditions set forth in Section 7.2 or Section 7.3 shall not have been, or if it becomes apparent that any such condition will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that if the only conditions that have not been satisfied or waived as of the Termination Date are the obtaining of any Consents from any Governmental Authority, the Termination Date shall be automatically extended for an additional sixty (60) days; or
(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability on the part of either Party or its Affiliates in respect thereof, except that (i) the provisions of, and the obligations of Buyer and Seller under, Section 6.3, Section 6.6, this ARTICLE IX and ARTICLE X of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any liability for any breach of this Agreement prior to such termination.
ARTICLE X
MISCELLANEOUS
Section 10.1    Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
Section 10.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided that Buyer may, without the prior written consent of, but with notice to, each other Party, assign this Agreement or its rights, interests, or obligations hereunder to (i) any of Buyer’s lenders as collateral in connection with any financing transaction, or (ii) the Permitted Assignee; provided further that any such assignment shall not relieve the Buyer of its indemnity obligations under Article VIII.
Section 10.3    Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or delivered by hand or overnight courier charges prepaid, or by email (with evidence of receipt), and addressed to the intended recipient as follows, or to such other addresses as may be specified by a Party from time to time by like notice to the other Parties:
If to Seller:    Vitol Solar I LLC
c/o Vitol Inc.
2925 Richmond Avenue, Suite 1100
Houston, TX 77098
Attn: R. Andrew de Pass, Head of Renewables & Sustainable Investments
Email: adp@vitol.com

with copies to:    Vinson & Elkins LLP
Two California Plaza
350 South Grand Ave., Suite 2100
Los Angeles, CA 90071
Attention: Michael Joyce
Email: mjoyce@velaw.com

Vitol Solar I LLC
c/o Vitol Inc.
2925 Richmond Avenue, Suite 1100
Houston, TX 77098
Attn: General Counsel
Email: legalhouston@vitol.com

If to Buyer:    Altus Power, LLC
2200 Atlantic Street, Floor 6
Stamford, CT 06902
Attn.: Legal
Email: legal@altuspower.com
with a copy to:    Stoel Rives LLP
501 West Broadway, Suite 2000
San Diego, CA 92101
Attn.: Brian J. Nese
Email: brian.nese@stoel.com
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (with evidence of receipt), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with evidence of receipt.
Section 10.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.5    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 10.6    Joint Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.7    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the Seller Disclosure Schedules and Buyer Disclosure Schedules) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Section 10.8    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the material provisions and intent of this Agreement remain unaffected. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Target Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.
Section 10.9    Expenses.
(a)    Except as otherwise specifically provided for herein, the Parties shall bear their respective costs and expenses connection with the preparation, execution, and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby, including all fees and expenses of agents, Representatives, counsel and accountants; provided, that, for the avoidance of doubt, all Target Group Company Transaction Expenses shall be borne by Seller.
(b)    Any fees, costs or expenses paid or payable to third parties (excluding any Affiliate or Subsidiary of a Party) incurred in connection with obtaining any Consent (including pursuant to the HSR Act) required in connection with the consummation of the transactions contemplated hereby except for fees and disbursements of Representatives employed by the respective Parties shall be borne equally by Seller and Buyer.

(c)    Unless otherwise provided herein, including as provided in Section 2.4, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.
Section 10.10    Specific Performance. Notwithstanding anything in this Agreement to the contrary, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to seek the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
Section 10.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that might require the application of the Laws of any other jurisdiction.
Section 10.12    Consent to Jurisdiction and Venue; Waiver of Jury Trial.
(a)    The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State and County of New York with respect to any Action or other proceeding arising out of this Agreement or any transaction contemplated hereby or any document or instrument delivered at Closing. Each of the Parties agrees to commence any Action or proceeding relating hereto in the United States District Court for the Southern District of New York or if such Action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts, in each case located in the State and County of New York. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated hereby in the state courts or the United States District Court for the Southern District of New York, in each case located in the State and County of New York, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such Action or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
(b)    EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
Section 10.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted copies or an exchange of facsimile or electronically transmitted signatures, and any such copies or signatures, shall, for all purposes, be deemed originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.
SELLER:
VITOL SOLAR I LLC

By:/s/ Dylan Seff
Name: Dylan Seff
Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]

BUYER:
ALTUS POWER, LLC
By: Altus Power, Inc., its Managing Member

By: /s/ Gregg Felton
Name: Gregg Felton
Title: co-CEO and co-Founder

[Signature Page to Membership Interest Purchase Agreement]